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Exhibit 99

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Genzyme Corporation:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Genzyme Corporation and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in "Management's Annual Report on Internal Control over Financial Reporting" appearing under Item 9A (not presented herein). Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

        As discussed in Note O. to the consolidated financial statements, the Company changed the manner in which it accounts for unrecognized tax benefits in 2007.

        As discussed in Note C. to the consolidated financial statements, the Company changed the manner in which it accounts for business combinations in 2009.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        As described in Management's Annual Report On Internal Control Over Financial Reporting (not presented herein), management has excluded the commercial and development rights purchased from Bayer from its assessment of internal controls over financial reporting as of December 31, 2009 because they were acquired by the Company in a purchase business combination during 2009. We have also excluded the acquisition of the commercial and development rights from our audit of internal control over financial reporting. The rights acquired from Bayer are a component of the Company's Hematology and Oncology and Mutiple Sclerosis reporting segments. Total inventories and total revenues related to these rights represent $47.8 million, or 8%, and $138.8 million, or 3%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 26, 2010, except for Notes H. and Q. as to which the date is June 11, 2010

GENZYME CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

(Amounts in thousands, except per share amounts)

	For the Years Ended December 31,
	2009	2008	2007
Revenues:
Net product sales	$4,076,665	$4,196,907	$3,457,778
Net service sales	418,518	366,091	326,326
Research and development revenue	20,342	42,041	29,415

Total revenues	4,515,525	4,605,039	3,813,519

Operating costs and expenses:
Cost of products sold	1,136,937	913,267	715,504
Cost of services sold	249,139	235,295	211,826
Selling, general and administrative	1,428,596	1,338,190	1,187,184
Research and development	865,257	1,308,330	737,685
Amortization of intangibles	266,305	226,442	201,105
Contingent consideration expense	65,584	—	—
Charge for impaired intangible assets	—	2,036	—
Purchase of in-process research and development	—	—	106,350

Total operating costs and expenses	4,011,818	4,023,560	3,159,654

Operating income	503,707	581,479	653,865

Other income (expenses):
Equity in income of equity method investments	—	201	7,398
Gain (loss) on investments in equity securities, net	(56)	(3,340)	13,067
Gain on acquisition of business	24,159	—	—
Other	(1,719)	356	3,295
Investment income	17,642	51,260	70,196
Interest expense	—	(4,418)	(12,147)

Total other income	40,026	44,059	81,809

Income before income taxes	543,733	625,538	735,674

Provision for income taxes	(121,433)	(204,457)	(255,481)

Net income	$422,300	$421,081	$480,193

Net income per share:
Basic	$1.57	$1.57	$1.82

Diluted	$1.54	$1.50	$1.74

Weighted average shares outstanding:
Basic	268,841	268,490	263,895

Diluted	274,071	285,595	280,767

Comprehensive income (loss), net of tax:
Net income	$422,300	$421,081	$480,193

Other comprehensive income (loss):
Foreign currency translation adjustments	67,879	(141,936)	149,425

Loss on affiliate sale of stock, net of tax	—	—	(72)

Pension liability adjustments, net of tax(1)	(14,511)	5,772	1,056

Unrealized gains (losses) on securities, net of tax:
Unrealized gains (losses) arising during the period, net of tax	(5,799)	5,039	18,050
Reclassification adjustment for gains included in net income, net of tax	(1,622)	(6,742)	(8,586)

Unrealized gains (losses) on securities, net of tax(2)	(7,421)	(1,703)	9,464

Other comprehensive income (loss)	45,947	(137,867)	159,873

Comprehensive income	$468,247	$283,214	$640,066

(1)
Tax amounts for all periods were not significant.

(2)
Net of $4.2 million of tax for the year ended December 31, 2009, $1.0 million of tax for the year ended December 31, 2008 and $(5.2) million of tax for the year ended December 31, 2007.

The accompanying notes are an integral part of these consolidated financial statements.

GENZYME CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except par value amounts)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$742,246	$572,106
Short-term investments	163,630	57,507
Accounts receivable, net	899,731	1,036,940
Inventories	608,022	453,437
Other current assets	210,747	208,040
Deferred tax assets	178,427	188,105

Total current assets	2,802,803	2,516,135
Property, plant and equipment, net	2,809,349	2,306,567
Long-term investments	143,824	344,078
Goodwill	1,403,363	1,401,074
Other intangible assets, net	2,313,262	1,654,698
Deferred tax assets—noncurrent	376,815	269,237
Investments in equity securities	74,438	83,325
Other noncurrent assets	136,870	96,162

Total assets	$10,060,724	$8,671,276

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$189,629	$127,869
Accrued expenses	696,223	765,386
Deferred revenue	24,747	13,462
Current portion of contingent consideration obligations	161,365	—
Current portion of long-term debt and capital lease obligations	8,166	7,566

Total current liabilities	1,080,130	914,283
Long-term debt and capital lease obligations	116,434	124,341
Deferred revenue—noncurrent	13,385	13,175
Long-term contingent consideration obligations	853,871	—
Other noncurrent liabilities	313,252	313,484

Total liabilities	2,377,072	1,365,283

Commitments and contingencies (Note N)
Stockholders' equity:
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	2,657	2,707
Additional paid-in capital	5,688,741	5,779,279
Accumulated earnings	1,670,096	1,247,796
Accumulated other comprehensive income	322,158	276,211

Total stockholders' equity	7,683,652	7,305,993

Total liabilities and stockholders' equity	$10,060,724	$8,671,276

The accompanying notes are an integral part of these consolidated financial statements.

GENZYME CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	For the Years Ended December 31,
	2009	2008	2007
Cash Flows from Operating Activities:
Net income	$422,300	$421,081	$480,193
Reconciliation of net income to cash flows from operating activities:
Depreciation and amortization	456,364	374,664	338,196
Stock-based compensation	204,229	187,596	190,070
Provision for bad debts	18,856	12,983	9,665
Purchase of in-process research and development	—	—	106,350
Contingent consideration expense	65,584	—	—
(Gains) losses on investments in equity securities, net	56	3,340	(13,067)
Gain on acquisition of business	(24,159)	—	—
Deferred income tax benefit	(95,737)	(195,200)	(106,140)
Tax benefit from employee stock-based compensation	15,450	59,868	51,041
Excess tax benefits from stock-based compensation	(3,305)	(18,445)	(13,575)
Other	4,270	3,903	(6,199)
Increase (decrease) in cash from working capital changes (excluding impact of acquired assets and assumed liabilities):
Accounts receivable	99,374	(137,273)	(105,230)
Inventories	9,976	(4,700)	(15,011)
Other current assets	(1,469)	12,142	(23,897)
Accounts payable, accrued expenses and deferred revenue	7,248	39,216	26,276

Cash flows from operating activities	1,179,037	759,175	918,672

Cash Flows from Investing Activities:
Purchases of investments	(309,217)	(420,867)	(779,932)
Sales and maturities of investments	402,286	608,994	985,546
Purchases of equity securities	(14,844)	(88,656)	(21,994)
Proceeds from sales of investments in equity securities	10,478	8,594	20,712
Purchases of property, plant and equipment	(661,713)	(597,562)	(412,872)
Distributions from equity method investments	—	4,844	17,100
Acquisitions	(51,336)	(16,561)	(342,456)
Payment of note receivable from Dyax	—	—	7,771
Purchases of other intangible assets	(41,883)	(92,183)	(60,350)
Other	(5,195)	11,857	(4,581)

Cash flows from investing activities	(671,424)	(581,540)	(591,056)

GENZYME CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

(Amounts in thousands)

	For the Years Ended December 31,
	2009	2008	2007
Cash Flows from Financing Activities:
Proceeds from issuance of common stock	100,521	318,753	285,762
Repurchases of our common stock	(413,874)	(143,012)	(231,576)
Excess tax benefits from stock-based compensation	3,305	18,445	13,575
Payments of debt and capital lease obligations	(7,492)	(693,961)	(5,909)
Increase (decrease) in bank overdrafts	896	25,760	(5,910)
Payment of contingent consideration obligation	(26,417)	—	—
Other	6,445	7,772	8,681

Cash flows from financing activities	(336,616)	(466,243)	64,623

Effect of exchange rate changes on cash	(857)	(6,298)	(17,397)

Increase (decrease) in cash and cash equivalents	170,140	(294,906)	374,842
Cash and cash equivalents at beginning of period	572,106	867,012	492,170

Cash and cash equivalents at end of period	$742,246	$572,106	$867,012

Supplemental disclosures of cash flows:
Cash paid during the year for:
Interest, net of capitalized interest	$—	$1,799	$5,490
Income taxes	$185,981	$427,591	$447,566
Supplemental disclosures of non-cash transactions:
Strategic Transactions—Note C.
Property, Plant and Equipment—Note G.
Capital lease obligation for Genzyme Center—Note L.
Long-Term Debt—Note L.

        In conjunction with acquisitions completed in 2009 and 2007 (we did not complete any acquisitions in 2008), as described in Note C., "Strategic Transactions," we assumed the following net liabilities (amounts in thousands):

	For the Years Ended December 31,
	2009	2007
Net cash paid for acquisitions and acquisition costs	$(42,425)	$(342,456)
Contingent consideration obligations	(964,100)	—
Fair value of assets acquired	1,030,684	226,579
Accrual for dissenting shares	—	(16,128)
Acquired in-process research and development	—	125,500
Gain on acquisition of business	(24,159)	—
Goodwill	—	100,393
Liabilities for exit activities and integration	—	(2,671)
Income taxes payable	—	(72,461)
Net deferred tax assets (liabilities)	—	(8,210)

Net liabilities assumed	$—	$10,546

The accompanying notes are an integral part of these consolidated financial statements.

GENZYME CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

(Amounts in thousands)

	Common Stock
				Notes Receivable from Stockholders		Accumulated Other Comprehensive Income
	Shares	Par Value	Additional Paid-In Capital		Accumulated Earnings		Total Stockholders' Equity
Balance, January 1, 2007	263,026	$2,630	$5,106,274	$(15,057)	$312,659	$254,205	$5,660,711
Stock issued through stock option and stock purchase plans	6,482	65	285,697	—	—	—	285,762
Tax benefit from stock option exercises	—	—	27,654	—	—	—	27,654
Stock-based compensation	—	—	189,661	—	—	—	189,661
Adoption of provisions of ASC 740, "Income Taxes"	—	—	6,933	—	33,863	—	40,796
Repurchases of our common stock	(3,500)	(35)	(231,541)	—	—	—	(231,576)
Foreign currency translation adjustments	—	—	—	—	—	149,425	149,425
Change in unrealized gains and losses on investments, net of tax	—	—	—	—	—	9,464	9,464
Loss on affiliate sale of stock, net of tax	—	—	—	—	—	(72)	(72)
Pension liability adjustment, net of tax	—	—	—	—	—	1,056	1,056
Other	—	—	476	(613)	—	—	(137)
Net income	—	—	—	—	480,193	—	480,193

Balance, December 31, 2007	266,008	2,660	5,385,154	(15,670)	826,715	414,078	6,612,937
Stock issued through stock option and stock purchase plans	6,682	67	318,686	—	—	—	318,753
Tax benefit from stock option exercises	—	—	31,526	—	—	—	31,526
Stock-based compensation	—	—	187,596	—	—	—	187,596
Repurchases of our common stock	(2,000)	(20)	(142,992)	—	—	—	(143,012)
Conversion of our convertible senior notes	40	—	2,825	—	—	—	2,825
Payments of notes receivable from stockholders	(26)	—	(1,974)	14,609	—	—	12,635
Foreign currency translation adjustments	—	—	—	—	—	(141,936)	(141,936)
Change in unrealized gains and losses on investments, net of tax	—	—	—	—	—	(1,703)	(1,703)
Pension liability adjustment, net of tax	—	—	—	—	—	5,772	5,772
Other	—	—	(68)	(413)	—	—	(481)
Net income	—	—	—	—	421,081	—	421,081

Balance, December 31, 2008	270,704	2,707	5,780,753	(1,474)	1,247,796	276,211	7,305,993
Stock issued through stock option and stock purchase plans	2,516	25	100,496	—	—	—	100,521
Tax benefit from stock option exercises	—	—	16,749	—	—	—	16,749
Stock-based compensation	—	—	204,602	—	—	—	204,602
Repurchases of our common stock	(7,500)	(75)	(413,799)	—	—	—	(413,874)
Payments of notes receivable from stockholders	(1)	—	(60)	1,474	—	—	1,414
Foreign currency translation adjustments	—	—	—	—	—	67,879	67,879
Change in unrealized gains and losses on investments, net of tax	—	—	—	—	—	(7,421)	(7,421)
Pension liability adjustment, net of tax	—	—	—	—	—	(14,511)	(14,511)
Net income	—	—	—	—	422,300	—	422,300

Balance, December 31, 2009	265,719	$2,657	$5,688,741	$—	$1,670,096	$322,158	$7,683,652

The accompanying notes are an integral part of these consolidated financial statements.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

        We are a global biotechnology company dedicated to making a major impact on the lives of people with serious diseases. Our products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing. Our commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

        We are organized into five financial reporting units, which we also consider to be our reporting segments:

  •
  Personalized Genetic Health, which develops, manufactures and distributes therapeutic products with a focus on products to treat patients suffering from genetic diseases and other chronic debilitating diseases, including a family of diseases known as lysosomal storage disorders, or LSDs, and cardiovascular disease. The unit derives substantially all of its revenue from sales of Cerezyme, Fabrazyme, Myozyme, Aldurazyme and Elaprase and royalties earned on sales of Welchol;

  •
  Renal and Endocrinology, which develops, manufactures and distributes products that treat patients suffering from renal diseases, including chronic renal failure, and endocrine and immune-mediated diseases. The unit derives substantially all of its revenue from sales of Renagel/Renvela (including sales of bulk sevelamer), Hectorol and Thyrogen;

  •
  Biosurgery, which develops, manufactures and distributes biotherapeutics and biomaterial-based products, with an emphasis on products that meet medical needs in the orthopaedics and broader surgical areas. The unit derives substantially all of its revenue from sales of Synvisc/Synvisc-One and the Sepra line of products;

  •
  Hematology and Oncology, which develops, manufactures and distributes products for the treatment of cancer, the mobilization of hematopoietic stem cells and the treatment of transplant rejection and other hematologic and auto-immune disorders. The unit derives substantially all of its revenue from sales of Mozobil, Thymoglobulin, Clolar, Campath, Fludara and Leukine; and

  •
  Multiple Sclerosis, which is developing a product for the treatment of MS.

        Based on changes in how we review our business, we re-allocated certain of our business units among our segments and adopted new names for certain of our reporting segments. Specifically:

  •
  our former Genetic Diseases reporting segment is now referred to as "Personalized Genetic Health," or "PGH," and now includes our cardiovascular business unit, which previously was reported under the caption "Cardiometabolic and Renal," and our Welchol product line, which previously was reported as part of our bulk pharmaceuticals business unit under the caption "Other;"

  •
  our former Cardiometabolic and Renal reporting segment is now referred to as "Renal and Endocrinology" and now includes our immune-mediated diseases business unit, which previously was reported under the caption "Other," but no longer includes our cardiovascular business unit; and

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  •
  our former Hematologic Oncology segment is now referred to as "Hematology and Oncology" and now includes our transplant business unit, which previously was reported under the caption "Other," but no longer includes our MS business unit, which is now reported as a separate reporting segment called "Multiple Sclerosis."

        We report the activities of the following business units under the caption "Other": our genetic testing business unit, which provides testing services for the oncology, prenatal and reproductive markets; and our diagnostic products and pharmaceutical intermediates business units. These operating segments did not meet the quantitative threshold for separate segment reporting.

        We report our corporate, general and administrative operations and corporate science activities under the caption "Corporate."

        We have revised our 2008 and 2007 segment disclosures to conform to our 2009 presentation.

Basis of Presentation and Principles of Consolidation

        Our consolidated financial statements include the accounts of our wholly owned and majority owned subsidiaries. We also consolidate certain variable interest entities for which we are the primary beneficiary. For consolidated subsidiaries in which we own less than a 100% interest, we record minority interest expense in "Other" in our consolidated statements of operations (representing the ownership interest of the minority owner) because the amount was immaterial for all periods presented. We account for investments in entities not subject to consolidation using the equity method of accounting if we have a substantial ownership interest (20% to 50%) in or exercise significant influence over the entity. Our consolidated net income includes our share of the earnings and losses of these entities. All intercompany accounts and transactions have been eliminated in consolidation.

Dividend Policy

        We have never paid a cash dividend on shares of our stock. We currently do not anticipate paying any cash dividends on our stock in the foreseeable future.

Use of Estimates

        Under U.S. GAAP, we are required to make certain estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities in our consolidated financial statements. Our actual results could differ from these estimates.

Cash and Cash Equivalents

        We value our cash and cash equivalents at cost plus accrued interest, which we believe approximates their market value. Our cash equivalents consist principally of money market funds at December 31, 2009, but can consist of corporate, government, agency and municipal notes with original maturities of three months or less at any time. We generally invest our cash in investment-grade securities to mitigate risk.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value Measurements

Definition and Hierarchy

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date. In determining fair value, we are permitted to use various valuation approaches, including market, income and cost approaches. We are required to follow an established fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available.

        The fair value hierarchy is broken down into three levels based on the reliability of inputs. We have categorized our fixed income, equity securities, derivatives and contingent consideration obligations within the hierarchy as follows:

  •
  Level 1—These valuations are based on a "market approach" using quoted prices in active markets for identical assets. Valuations of these products do not require a significant degree of judgment. Assets utilizing Level 1 inputs include money market funds, U.S. government securities, bank deposits and exchange-traded equity securities;

  •
  Level 2—These valuations are based primarily on a "market approach" using quoted prices in markets that are not very active, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. Fixed income assets utilizing Level 2 inputs include U.S. agency securities, including direct issuance bonds and mortgage-backed securities, asset-backed securities, corporate bonds and commercial paper. Derivative securities utilizing Level 2 inputs include foreign exchange forward contracts; and

  •
  Level 3—These valuations are based on various approaches using inputs that are unobservable and significant to the overall fair value measurement. Certain assets and liabilities are classified within Level 3 of the fair value hierarchy because they have unobservable value drivers and, therefore, have little or no transparency. The fair value measurement of the contingent consideration obligations related to the acquisition from Bayer is valued using Level 3 inputs.

Valuation Techniques

        Fair value is a market-based measure considered from the perspective of a market participant who would buy the asset or assume the liability rather than our own specific measure. All of our fixed income securities are priced using a variety of daily data sources, largely readily-available market data and broker quotes. To validate these prices, we compare the fair market values of our fixed income investments using market data from observable and corroborated sources. We also perform the fair value calculations for our derivative and equity securities using market data from observable and corroborated sources. In periods of market inactivity, the observability of prices and inputs may be reduced for certain instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or from Level 2 to Level 3.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investments

        We can invest our excess cash balances on a global basis in short-term and long-term marketable debt securities, which can consist of corporate, government, agency and municipal notes. As part of our strategic relationships, we may also invest in equity securities of other biotechnology companies, some of which are currently, or have been in the past, considered related parties. Other investments are accounted for as described below.

        We classify all of our:

  •
  marketable equity investments as available-for-sale; and

  •
  investments in marketable debt securities as either held-to-maturity or available-for-sale based on facts and circumstances present at the time we purchase the securities.

As of each balance sheet date presented, we classified all of our investments in debt securities as available-for-sale. We report available-for-sale investments at fair value as of each balance sheet date and include any unrealized holding gains and losses (the adjustment to fair value) in accumulated other comprehensive income (loss) in stockholders' equity. Realized gains and losses are determined on the specific identification method and are included in investment income. We classify our investments with remaining maturities of twelve months or less as short-term investments exclusive of those categorized as cash equivalents. We classify our investments with remaining maturities of greater than twelve months as long-term investments, unless we expect to sell the investment in less than 1 year. Investments in equity securities for which fair value is not readily determinable or which are subject to trading restrictions for more than one year are carried at cost, subject to review for impairment.

        In April 2009, we implemented a newly issued accounting standard which provides guidance for the recognition, measurement and presentation of other-than-temporary impairments. This newly issued standard amended the other-than-temporary impairment model for debt securities and requires additional disclosures regarding the calculation of credit losses and the factors considered in reaching a conclusion that an investment is other-than-temporarily impaired. The impairment model for equity securities was not affected.

        Prior to our adoption of this new accounting standard, if any adjustment to fair value reflected a decline in the value of the investment, we considered all available evidence to evaluate the extent to which the decline was "other than temporary" and marked the investment to market through a charge to our statement of operations. Under the new accounting standards, we are required to recognize an other-than-temporary impairment through earnings if we have the intent to sell the debt security or if it is more likely than not that we will be required to sell the debt security before recovery of our amortized cost basis. However, even if we do not expect to sell a debt security, we must evaluate expected cash flows to be received to determine if a credit loss has occurred. In the event of an other than temporary impairment, only the amount associated with the credit loss is recognized in income. The amount of losses relating to other factors, including those resulting from changes in interest rates, are recorded in accumulated other comprehensive income. The adoption of this guidance did not have a material impact on our financial position or results of operations.

        For additional information on our investments, please read Note I., "Investments in Marketable Securities and Equity Investments," and Note J., "Equity Method Investments."

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

        We value inventories at cost or, if lower, fair value. We determine cost using the first-in, first-out method.

        We analyze our inventory levels quarterly and write down to its net realizable value:

  •
  inventory that has become obsolete;

  •
  inventory that has a cost basis in excess of its expected net realizable value;

  •
  inventory in excess of expected requirements; and

  •
  expired inventory.

        We capitalize inventory produced for commercial sale, which may result in the capitalization of inventory prior to regulatory approval or prior to approval of a manufacturing facility. In no event is inventory capitalized prior to completion of a phase 3 clinical trial. If a product is not approved for sale or a manufacturing facility does not receive approval, it would likely result in the write off of the inventory and a charge to earnings.

Property, Plant and Equipment

        We record property, plant and equipment at cost. When we dispose of these assets, we remove the related cost and accumulated depreciation and amortization from the related accounts on our balance sheet and include any resulting gain or loss in our statement of operations.

        We generally compute depreciation using the straight-line method over the estimated useful lives of the assets. We compute economic lives as follows:

  •
  plant and equipment—three to fifteen years;

  •
  furniture and fixtures—five to seven years; and

  •
  buildings—twenty to forty years.

        We evaluate the remaining life and recoverability of this equipment periodically based on the appropriate facts and circumstances.

        We amortize leasehold improvements and assets under capital leases over their useful life or, if shorter, the term of the applicable lease.

        We capitalize certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are included in property, plant and equipment, net on our consolidated balance sheet and amortized on a straight-line basis over the estimated useful lives of the software, which generally do not exceed 10 years.

        For products we expect to commercialize, we capitalize, to construction-in-progress, the costs we incur in validating facilities and equipment. We begin this capitalization when the validation process begins, provided that the product to be manufactured has demonstrated technological feasibility, and end this capitalization when the asset is substantially complete and ready for its intended use. These

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

capitalized costs include incremental labor and direct material, and interest. We depreciate these costs using the straight-line method.

        Costs of idle production facilities, including related depreciation, are charged directly to cost of products sold.

Goodwill and Other Intangible Assets

        Our intangible assets consist of:

  •
  goodwill;

  •
  purchased technology rights;

  •
  patents, trademarks and trade names;

  •
  license fees;

  •
  distribution rights;

  •
  customer lists;

  •
  covenants not to compete; and

  •
  IPR&D acquired after January 1, 2009.

        We are required to perform impairment tests related to our goodwill annually and whenever events or changes in circumstances suggest that the carrying value of an asset may not be recoverable. We complete our annual impairment test in the third quarter of each year.

        We amortize intangible assets using the straight-line method over their estimated useful lives, which range between 1 and 15 years or, using the economic use method if that method results in significantly greater amortization than the straight-line method.

        For certain acquired intangible assets, we may be required to make additional payments contingent upon meeting certain sales targets. We record amortization expense for these intangibles based on estimated future sales of the related products and include in the determination of amortization all contingent payments that we believe are probable of being made. We apply this amortization model to our Synvisc distribution rights (acquired from Wyeth), our license agreement with Synpac related to Myozyme patent and technology rights and our technology intangible assets for Fludara related to our acquisition from Bayer. We review the sales forecasts of these products on a quarterly basis and assess the impact changes in the forecasts have on the rate of amortization and the likelihood that contingent payments will be made. Adjustments to amortization expense resulting from changes in estimated sales are reflected prospectively.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting for the Impairment of Long-Lived Assets

        We periodically evaluate our long-lived assets for potential impairment. We perform these evaluations whenever events or changes in circumstances suggest that the carrying amount of an asset or group of assets is not recoverable. Indicators of potential impairment include:

  •
  a significant change in the manner in which an asset is used;

  •
  a significant decrease in the market value of an asset;

  •
  a significant adverse change in its business or the industry in which it is sold; and

  •
  a current period operating cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the asset.

        If we believe an indicator of potential impairment exists, we test to determine whether impairment recognition criteria have been met. We charge impairments of the long-lived assets to operations if our evaluations indicate that the carrying value of these assets is not recoverable.

Translation of Foreign Currencies

        We translate the financial statements of our foreign subsidiaries from local currency into U.S. dollars using:

  •
  the current exchange rate at each balance sheet date for assets and liabilities;

  •
  the average exchange rate prevailing during each period for revenues and expenses; and

  •
  the historical exchange rate for our investments in our foreign subsidiaries.

        We consider the local currency for all of our foreign subsidiaries to be the functional currency for that subsidiary. As a result, we include translation adjustments for these subsidiaries in stockholders' equity. We also record in stockholders' equity, exchange gains and losses on intercompany balances that are of a long-term investment nature. Our stockholders' equity includes net cumulative foreign currency translation gains of $336.9 million at December 31, 2009 and $263.1 million at December 31, 2008. Gains and losses, net of tax, on all other foreign currency transactions, including gains and losses attributable to foreign exchange forward contracts, are included in SG&A in our results of operations and were a net loss of $(7.3) million for fiscal year 2009, a net loss of $(18.3) million for fiscal year 2008 and a net gain of $5.8 million for fiscal year 2007.

Derivative Instruments

        We are required to recognize all derivative instruments as either assets or liabilities in our consolidated balance sheets and measure those instruments at fair value. Subsequent changes in fair value are reflected in current earnings or other comprehensive income (loss), depending on whether a derivative instrument is designated as part of a hedge relationship and, if it is, the type of hedge relationship.

Defined Benefit Plan Accounting

        We are required to recognize the overfunded or underfunded status of any pension or other postretirement plans we may have as a net asset or a net liability on our statement of financial position

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and to recognize changes in that funded status in the year in which the changes occur as an adjustment to accumulated other comprehensive income in stockholders' equity. Currently, we have defined benefit pension plans for certain of our foreign subsidiaries and a defined benefit postretirement plan for one of our U.S. subsidiaries, which has been frozen since 1995 and is not significant. Actuarial gains and losses, prior service costs or credits, and any remaining transition assets or obligations that have not been recognized for our defined benefit pension plans under previous accounting standards must be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic benefit cost. In addition, the measurement date, which is the date at which the benefit obligation and plan assets are measured, is as of our fiscal year end, which is December 31.

        Accounting for our defined benefit plans requires management make certain assumptions relating to the following:

  •
  long-term rate of return on plan assets;

  •
  discount rates used to measure future obligations and interest expense;

  •
  salary scale inflation rates; and

  •
  other assumptions based on the terms of each individual plan.

        We obtained actuarial reports to compute the amounts of liabilities and expenses relating to the majority of our plans subject to the assumptions that management selects as of the beginning of the plan year. Management reviews the long-term rate of return, discount, and salary scale inflation on an annual basis and makes modifications to the assumptions based on current rates and trends as appropriate.

Revenue Recognition

        We recognize revenue from product sales when persuasive evidence of an arrangement exists, the product has been shipped, title and risk of loss have passed to the customer and collection from the customer is reasonably assured. For sales to distributors that do not or can not bear the risk of loss, we recognize revenue when the product is sold through to hospitals or other healthcare providers. We recognize revenue from service sales, such as Carticel services and genetic testing services, when we have finished providing the service. We recognize the revenue from the contracts to perform research and development services and selling and marketing services over the term of the applicable contract and as we complete our obligations under that contract. We recognize nonrefundable, upfront license fees over the related performance period or when we have no remaining performance obligations.

        Revenue from milestone payments for which we have no continuing performance obligations is recognized upon achievement of the related milestone. When we have continuing performance obligations, the milestone payments are deferred and recognized as revenue over the term of the arrangement as we complete our performance obligations.

        We evaluate revenue from agreements that have multiple elements to determine whether the components of the arrangement represent separate units of accounting. To recognize a delivered item in a multiple element arrangement, it is required that the delivered items have value to the customer on a stand alone basis, be objective and reliable evidence of fair value of the undelivered items and

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

that delivery or performance is probable and within our control for any delivered items that have a right of return.

        We follow the issued guidance in the presentation of revenues and direct costs of revenues. This guidance requires us to assess whether we act as a principal in the transaction or as an agent acting on behalf of others. We record revenue transactions gross in our statements of operations if we are deemed the principal in the transaction, which includes being the primary obligor and having the risks and rewards of ownership.

        We receive royalties related to the manufacture, sale or use of our products or technologies under license arrangements with third parties. For those arrangements where royalties are reasonably estimable, we recognize revenue based on estimates of royalties earned during the applicable period and adjust for differences between the estimated and actual royalties in the following quarter. Historically, these adjustments have not been material. For those arrangements where royalties are not reasonably estimable, we recognize revenue upon receipt of royalty statements from the licensee.

        We record allowances for product returns, rebates payable to Medicaid, managed care organizations or customers, chargebacks and sales discounts. These allowances are recorded as a reduction to revenue at the time product sales are recorded. These amounts are based on our historical activity, estimates of the amount of product in the distribution channel and the percent of end-users covered by Medicaid or managed care organizations. We record consideration paid to a customer or reseller of our products as a reduction of revenue unless we receive an identifiable and separable benefit for the consideration, and we can reasonably estimate the fair value of the benefit received. If both conditions are met, we record the consideration paid to the customer as an expense.

        We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers was to deteriorate and result in an impairment of their ability to make payments, additional allowances may be required.

Stock-Based Compensation

        All stock-based awards to non-employees are accounted for at their fair value. We periodically grant awards, including stock options, time vesting restricted stock, or RS, or time vesting RSUs, under our employee and director equity plans. We record the estimated fair value of awards granted as stock-based compensation expense in our consolidated statements of operations over the requisite service period, which is generally the vesting period. Where awards are made with non-substantive vesting periods, such as where a portion of the award vests upon retirement eligibility, we estimate and recognize expense based on the period from the grant date to the date on which the employee is retirement eligible.

        The fair values of our stock option grants are estimated as of the date of grant using a Black-Scholes option valuation model. The estimated fair values of the stock options, including the effect of estimated forfeitures, are then expensed over the options' vesting periods. The fair values of our time vesting restricted stock awards are based on the market value of our stock on the date of grant. Compensation expense for time vesting RSUs are recognized over the applicable service period, adjusted for the effect of estimated forfeitures.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        We have an ESPP under which participating employees are allowed to purchase shares of our common stock at a discount. The purchase price of common stock under our ESPP is equal to 85% of the fair market value of Genzyme Stock at the beginning of an enrollment period or the purchase date. The fair value of the discounted purchases made under our ESPP is calculated using the Black-Scholes model. The fair value of the look-back provision plus the 15% discount is recognized as compensation expense over the purchase period. We apply a graded vesting approach since our ESPP provides for multiple purchase periods and is, in substance, a series of linked awards.

Research and Development

        We expense internal and external research and development costs, including costs of funded research and development arrangements, in the period incurred. We also expense the cost of purchased technology in the period of purchase if we believe that the technology has not demonstrated technological feasibility and that it does not have an alternative future use.

Income Taxes

        We use the asset and liability method of accounting for deferred income taxes. We are subject to income taxes in both the United States and numerous foreign jurisdictions; however, our most significant tax jurisdictions are the U.S. federal and states. Significant judgments, estimates and assumptions regarding future events, such as the amount, timing and character of income, deductions and tax credits, are required in the determination of our provision for income taxes and whether valuation allowances are required against deferred tax assets. These judgments, estimates and assumptions involve:

  •
  interpreting the tax laws in various jurisdictions in which we operate;

  •
  analyzing changes in tax laws, regulations, and treaties, foreign currency exchange restrictions; and

  •
  estimating our levels of income, expenses and profits in each jurisdiction and the potential impact of that income on the tax liability in any given year.

        We operate in many jurisdictions where the tax laws relating to the pricing of transactions between related parties are open to interpretation, which could potentially result in tax authorities asserting additional tax liabilities with no offsetting tax recovery in other countries.

        We recognize the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained based on the technical merits of the tax position. The tax benefits recognized in our consolidated financial statements from such a position are measured on the largest amount, using the cumulative probability measure, which is likely to be ultimately realized. If an uncertain tax position does not meet the more likely than not threshold, it will only be recognized in the first period in which the more likely than not threshold is met, the matter is ultimately settled through negotiation or litigation or the statute of limitations for the relevant taxing authority to examine and challenge the matter has expired. See Note O., "Income Taxes," included in this report for more information regarding the impact the recognition of the tax benefit from an uncertain tax position had on our results of operations, financial condition and liquidity.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        We continue to recognize interest relating to unrecognized tax benefits within our provision for income taxes but have not recorded any amounts related to potential penalties. The amounts of accrued interest related to unrecognized tax benefits within our provision for income taxes for the years ended December 31, 2009 and 2008 were not significant.

Comprehensive Income (Loss)

        Comprehensive income (loss) consists of net income or loss and all changes in equity from non-shareholder sources, including changes in unrealized gains and losses on investments, foreign currency translation adjustments and liabilities for pension obligations, net of taxes.

Net Income (Loss) Per Share

        To calculate base earnings per share, we divide our earnings by the weighted average number of outstanding shares during the applicable period. To calculate diluted earnings per share, we also include in the denominator all potentially dilutive securities outstanding during the applicable period unless inclusion of such securities is anti-dilutive.

Recent Accounting Pronouncements

        Periodically, accounting pronouncements and related information on the adoption, interpretation and application of U.S. GAAP are issued or amended by the FASB or other standard setting bodies.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Changes to the ASC are communicated through ASU's. The following table shows FASB ASU's recently issued that could affect our disclosures, and our position for adoption:

Accounting Standards Update	Relevant Requirements of Accounting Standards Update	Issued Date/ Our Effective Dates	Status
ASC 860-20, "Accounting for Transfers of Financial Assets."	Update improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance and cash flows; and a transferor's continuing involvement, if any, in transferred financial assets.	Issued June 2009. Effective for the first annual reporting period that begins after November 15, 2009.	We adopted the update as of January 1, 2010. We do not expect the adoption of this pronouncement to have any affect on our consolidated financial statements.
ASC 810-20, "Control of Partnerships and Similar Entities."	Update improves financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements.	Issued June 2009. Effective for the first annual reporting period that begins after November 15, 2009.	We will adopt this update in the second quarter of 2010. We are currently assessing the impact the provisions of this update will have, if any, on our consolidated financial statements.
ASU No. 2009-13 "Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force."

Establishes the accounting and reporting guidance for arrangements under which a vendor will perform multiple revenue-generating activities. Specifically, the provisions of this update address how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting.

Issued October 2009. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted.

We will adopt the provisions of this update for the first quarter of 2011. We are currently assessing the impact the provisions of this update will have, if any, on our consolidated financial statements.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Standards Update	Relevant Requirements of Accounting Standards Update	Issued Date/ Our Effective Dates	Status
ASU No. 2009-17 "Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities."

This update consists of amendments to ASC 810, "Consolidation," which change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting should be consolidated. This is based on, among other things, an entity's purpose and design and a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance.

		Issued December 2009. Effective the first interim or annual reporting period after December 15, 2009.	We will adopt the provisions of this update for the first quarter of 2010. We do not expect the provisions of this update to have a material impact on our consolidated financial statements.
ASU No. 2010-02 "Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification."	Amends ASC 810-10, "Consolidation," and related guidance within U.S. GAAP to clarify what the scope of the decrease in ownership of subsidiaries does and does not apply to.	Issued January 2010. Effective the first interim or annual reporting period after December 15, 2009.

We will adopt the provisions of this update for the first quarter of 2010. We are currently assessing the impact the provisions of this update will have, if any, on our consolidated financial statements.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Standards Update	Relevant Requirements of Accounting Standards Update	Issued Date/ Our Effective Dates	Status
ASU No. 2010-06 "Improving Disclosures about Fair Value Measurements."

Requires new disclosures and clarifies some existing disclosure requirements about fair value measurements codified within ASC 820, "Fair Value Measurements and Disclosures," including significant transfers into and out of Level 1 and Level 2 investments of the fair value hierarchy. Also requires additional information in the roll forward of Level 3 investments including presentation of purchases, sales, issuances, and settlements on a gross basis. Further clarification for existing disclosure requirements provides for the disaggregation of assets and liabilities presented, and the enhancement of disclosures around inputs and valuation techniques.

Issued January 2010. Effective for the first interim or annual reporting period beginning after December 15, 2009, except for the additional information in the roll forward of Level 3 investments. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim reporting periods within those fiscal years.

We will adopt the provisions of this update for the first quarter of 2010. We are currently assessing the impact the provisions of this update will have, if any, on our consolidated financial statements.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE B. NET INCOME PER SHARE

        The following table sets forth our computation of basic and diluted net income per share (amounts in thousands, except per share amounts):

	For the Years Ended December 31,
	2009	2008	2007
Net income	$422,300	$421,081	$480,193
Effect of dilutive securities:
Interest expense and debt fee amortization, net of tax, related to our 1.25% convertible senior notes	—	6,915	7,543

Net income—diluted	$422,300	$427,996	$487,736

Shares used in computing net income per common share—basic	268,841	268,490	263,895
Effect of dilutive securities(1):
Shares issuable upon the assumed conversion of our 1.25% convertible senior notes	—	8,851	9,686
Stock options(2)	3,719	7,286	7,039
Restricted stock units	1,501	700	11
Other	10	268	136

Dilutive potential common shares	5,230	17,105	16,872

Shares used in computing net income per common share—diluted(1,2)	274,071	285,595	280,767

Net income per share:
Basic	$1.57	$1.57	$1.82

Diluted	$1.54	$1.50	$1.74

(1)
Prior to January 1, 2009, the shares issuable upon redemption of $690.0 million in principal of our 1.25% convertible senior notes were included in diluted weighted average shares outstanding for purposes of computing diluted earnings per share, unless the effect was anti-dilutive. We redeemed these notes, primarily for cash, on December 1, 2008.

(2)
We did not include the securities described in the following table in the computation of diluted earnings per share because these securities were anti-dilutive during each such period (amounts in thousands):

	For the Years Ended December 31,
	2009	2008	2007
Shares of Genzyme Stock issuable upon exercise of outstanding options	18,047	3,816	12,262

NOTE C. STRATEGIC TRANSACTIONS

        Effective January 1, 2009, we account for business combinations completed on or after January 1, 2009 in accordance with the revised guidance for accounting for business combinations, which modifies the criteria that must be met to qualify as a business combination and prescribes new accounting

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE C. STRATEGIC TRANSACTIONS (Continued)

requirements. Among various other requirements and differences, the following table illustrates how we account for specific elements of our business combinations prior to and on or after January 1, 2009:

Element	Prior to January 1, 2009	On or after January 1, 2009
Transaction costs	• Capitalized as cost of acquisition	• Expensed as incurred
Exit/Restructuring costs	• Capitalized as cost of acquisition if certain criteria were met	• Expensed as incurred at or subsequent to acquisition date
IPR&D	• Measured at fair value and expensed on acquisition date, or capitalized as an intangible asset if certain criteria were met	• Measured at fair value and capitalized as an intangible asset and tested for impairment until completion of program
• Amortized from date of completion over estimated useful life
Contingent consideration	• Recorded at acquisition date only to the extent of negative goodwill	• Measured at fair value and recorded on acquisition date
	• Capitalized as cost of acquisition when contingency was resolved	• Re-measured in subsequent periods with an adjustment to earnings
• No subsequent re-measurement
Negative goodwill (excess of the value of acquired assets over consideration transferred)	• Offset other long-lived intangibles acquired	• Recognized as a gain in earnings
Changes in deferred tax assets and valuation allowances	• Recorded as adjustments to goodwill	• Recorded as tax expense
Adjustments to acquisition accounting	• Recorded in the current period financial statements	• Recorded as adjustments to prior period financial statements

        We classify nonrefundable fees paid outside of a business combination for the acquisition or licensing of products that have not received regulatory approval and have no future alternative use as research and development expense.

2009:

Acquisition of Assets from Targeted Genetics Corporation

        On September 8, 2009, we entered into an agreement with Targeted Genetics Corporation to acquire certain gene therapy manufacturing assets for $7.0 million. We acquired intellectual property,

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE C. STRATEGIC TRANSACTIONS (Continued)

equipment and materials used in manufacturing AAV vectors. We paid Targeted Genetics Corporation a nonrefundable upfront payment of $3.5 million in September 2009 and an additional $2.5 million in the fourth quarter of 2009 as certain technology transfer-based milestones were achieved. The remaining $1.0 million of technology transfer-based milestone payments were paid in January 2010. The purchased assets did not qualify as a business combination and have not reached technological feasibility, nor have alternative future use. Therefore we recorded a total of $7.0 million as a charge to research and development expenses for our Personalized Genetic Health reporting segment in our consolidated statements of operations in 2009.

Acquisition from Bayer

        On May 29, 2009, we completed a transaction with Bayer to:

  •
  exclusively license worldwide rights to commercialize alemtuzumab for MS;

  •
  exclusively license worldwide rights to Campath;

  •
  exclusively license Bayer's worldwide rights to the oncology products Fludara and Leukine; and

  •
  acquire a new Leukine manufacturing facility located in Lynnwood, Washington, contingent upon the facility receiving FDA approval, which is expected in 2011.

        Prior to this transaction, we shared with Bayer the development and certain commercial rights to alemtuzumab for MS and Campath and received two-thirds of Campath net profits on U.S. sales and a royalty on foreign sales. Under our new arrangement with Bayer, prior to regulatory approval of alemtuzumab for MS, we have primary responsibility for the product's development while Bayer continues to fund development at the levels specified under the previous agreement and participates in a development steering committee. We have worldwide commercialization rights, with Bayer retaining an option to co-promote alemtuzumab for MS. In exchange for the above, Bayer is eligible to receive the following contingent purchase price payments:

  •
  a percentage of revenues from sales of alemtuzumab for MS capped at a total compensation of $1.25 billion or ten years, whichever comes first;

  •
  a percentage of the combined revenues from sales of Campath, Fludara and Leukine capped at a total compensation of $500.0 million or eight years, whichever comes first;

  •
  sales-based milestone payments determined as a percentage of annual worldwide revenues of alemtuzumab for MS beginning in 2021 if certain minimum annual revenue targets are achieved, provided that we do not exercise our right to buyout such potential future milestones in 2020 for a one-time payment of up to $900.0 million;

  •
  up to $150.0 million if certain annual combined revenues of Campath, Fludara and Leukine are reached beginning in 2011; and

  •
  between $75.0 million and $100.0 million for the Leukine manufacturing facility, following the receipt of FDA approval of the facility.

        We are using Bayer for certain transition services and are purchasing commercial supply of Fludara and Leukine from Bayer. We have employed certain members of Bayer's commercial teams for all three products and have an opportunity to employ certain members of Bayer's manufacturing team if

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE C. STRATEGIC TRANSACTIONS (Continued)

we acquire the Leukine facility. The transaction has been accounted for as a business combination and is included in our results of operations beginning on May 29, 2009, the date of acquisition. The results for the acquired products are included in our Hematology and Oncology and Multiple Sclerosis reporting segments. The fair value of the consideration and acquired assets at the date of acquisition consisted of the following (amounts in thousands):

Cash, net of refundable cash deposits	$42,425
Contingent consideration obligations	964,100

Total fair value of total consideration	$1,006,525

Inventory	$136,400
Developed technology:
Fludara (to be amortized over 5 years)	182,100
Campath (to be amortized over 10 years)	71,000
Leukine (to be amortized over 12 years)	8,272
IPR&D—alemtuzumab for MS	632,912

Total fair value of assets acquired	1,030,684

Gain on acquisition of business	$24,159

        At closing, we paid a total of $113.2 million to Bayer, of which $70.8 million was refundable. The remaining nonrefundable amount of $42.4 million represents a payment for acquired inventory. A total of $61.8 million of the refundable amount was received in 2009. As of December 31, 2009, $8.9 million remains due from Bayer. The contingent consideration obligations are net of the continued funding expected to be received from Bayer for the development of alemtuzumab for MS. We determined the fair value of the contingent consideration obligations based on a probability-weighted income approach derived from revenue estimates and probability assessment with respect to regulatory approval of alemtuzumab for MS. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement. The resultant probability-weighted cash flows were then discounted using discount rates of 11% for Campath, Fludara and Leukine and 13% for alemtuzumab for MS.

        Of the $964.1 million total contingent consideration obligations recorded as of the acquisition date, $529.1 million related to Campath, Fludara and Leukine, and $435.0 million related to alemtuzumab for MS. Each period we revalue the contingent consideration obligations to their then fair value and record increases in the fair value as contingent consideration expense and decreases in the fair value as a reduction of contingent consideration expense. Increases or decreases in the fair value of the contingent consideration obligations can result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability adjustments with respect to regulatory approval of alemtuzumab for MS.

        As of December 31, 2009, the fair value of the total contingent consideration obligations was $1.02 billion primarily due to changes in discount periods and management estimates. Accordingly, we recorded contingent consideration expense in our consolidated statements of operations of $65.6 million in 2009. As of December 31, 2009, we have paid $36.4 million in contingent consideration payments to Bayer and have received $10.0 million in funding from Bayer for the development of alemtuzumab for MS since May 29, 2009.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE C. STRATEGIC TRANSACTIONS (Continued)

        At the date of acquisition, alemtuzumab for MS had not reached technological feasibility nor had an alternative future use and is therefore considered to be IPR&D. We recorded the fair value of the purchase price attributable to IPR&D as an indefinite-lived intangible asset. We will test the asset annually for impairment, or earlier if conditions warrant. Amortization of this asset will begin upon regulatory approval based on the then estimated useful life of the asset.

        The fair value assigned to purchased IPR&D was estimated by discounting, to present value, the cash flows expected to result from the project once it has reached technological feasibility. We used a discount rate of 16% and cash flows that have been probability-adjusted to reflect the risks of advancement through the product approval process, which we believe are appropriate and representative of market participant assumptions. In estimating future cash flows, we also considered other tangible and intangible assets required for successful exploitation of the technology resulting from the purchased IPR&D project and adjusted future cash flows for a charge reflecting the contribution to value these assets.

        The fair value of the identifiable assets acquired in this transaction of $1.03 billion exceeded the fair value of the purchase price of $1.01 billion. As a result, we recognized a gain on acquisition of business of $24.2 million in our consolidated statements of operations in 2009.

        SG&A in our 2009 consolidated statements of operations include approximately $5 million of acquisition-related costs, primarily legal fees, associated with the Bayer transaction.

Purchase of Intellectual Property from EXACT Sciences

        On January 27, 2009, we purchased certain intellectual property in the fields of prenatal testing and reproductive health from EXACT Sciences for our genetics business unit and 3,000,000 shares of EXACT Sciences common stock. We paid EXACT Sciences total cash consideration of $22.7 million. Of this amount, we allocated $4.5 million to the acquired shares of EXACT Sciences common stock based on the fair value of the stock on the date of acquisition, which we recorded as an increase to investments in equity securities in our consolidated balance sheet as of March 31, 2009. As the purchased assets did not qualify as a business combination and have not reached technological feasibility nor have alternative future use, we allocated the remaining $18.2 million to the acquired intellectual property, which we recorded as a charge to research and development expenses in our consolidated statement of operations in March 2009.

2008:

Strategic Alliance with Osiris

        In October 2008, we entered into a strategic alliance with Osiris, whereby we obtained an exclusive license to develop and commercialize Prochymal and Chondrogen, mesenchymal stem cell products, outside of the United States and Canada. Osiris will commercialize Prochymal and Chondrogen in the United States and Canada. We paid Osiris a nonrefundable upfront payment of $75.0 million in November 2008, and a $55.0 million nonrefundable upfront license fee in July 2009. The results of these programs are primarily included in our immune mediated disease business unit, which are reported in Renal and Endocrinology in our segment disclosures.

        Osiris will be responsible for completing, at its own expense, all clinical trials of Prochymal for the treatment of GvHD and Crohn's disease, both of which are in phase 3 trials, and clinical trials of

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE C. STRATEGIC TRANSACTIONS (Continued)

Prochymal and Chondrogen through phase 2 for all other indications. Osiris will be responsible for 60% and we will be responsible for 40% of the clinical trial costs for phase 3 and 4 clinical trials of Prochymal (other than for the treatment of GvHD and Crohn's disease) and Chondrogen. Osiris is eligible to receive:

  •
  up to $500.0 million in development and regulatory milestone payments for all indications of Prochymal and up to $100.0 million for Chondrogen, unless we elect to opt out of further development of Chondrogen; and

  •
  up to $250.0 million in sales milestones for all indications of Prochymal and up to $400.0 million in sales milestones for all indications of Chondrogen for the prevention and treatment of conditions of articulating joints.

Osiris is also eligible to receive tiered royalties from us on sales of Prochymal and Chondrogen outside of the United States and Canada. In September 2009, Osiris announced that its two phase 3 trials evaluating Prochymal for the treatment of acute GvHD failed to meet their primary endpoints.

Strategic Alliance with PTC

        On July 15, 2008, we entered into a collaboration agreement with PTC to develop and commercialize ataluren, PTC's novel oral therapy in late-stage development for the treatment of DMD and CF. Under the terms of the agreement, PTC will commercialize ataluren in the United States and Canada, and we will commercialize the treatment in all other countries. In connection with the collaboration agreement, we paid PTC a nonrefundable upfront payment of $100.0 million, which we recorded as a charge to research and development expense for our Personalized Genetic Health segment in our consolidated statements of operations during the third quarter of 2008. At its own expense, PTC will conduct and be responsible for the phase 2b trial of ataluren in DMD, the phase 2b trial of ataluren in CF and two proof-of-concept studies in other indications to be determined. Once these four studies have been completed, we and PTC will share research and development costs for ataluren equally. We and PTC will each bear the sales and marketing and other costs associated with the commercialization of ataluren in our respective territories. PTC is eligible to receive up to $337.0 million in milestone payments as follows:

  •
  up to $165.0 million in development and approval milestones, the majority of which would be paid upon the receipt of approvals obtained outside of the United States and Canada; and

  •
  up to $172.0 million in sales milestones, commencing if and when annual net sales for ataluren outside of the United States and Canada reach $300.0 million and increasing in increments through revenues of $2.4 billion.

PTC is also eligible to receive tiered royalties from sales of ataluren outside of the United States and Canada. The results of our ataluren program are included in the results of our Personalized Genetic Health segment disclosures.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE C. STRATEGIC TRANSACTIONS (Continued)

Strategic Alliance with Isis

        On January 7, 2008, we entered into a strategic alliance with Isis, whereby we obtained an exclusive, worldwide license to develop and commercialize mipomersen, a lipid-lowering drug targeting apolipoprotein B-100, which is currently being developed for the treatment of FH, an inherited disorder that causes exceptionally high levels of LDL-cholesterol. In February 2008, we made a nonrefundable payment to Isis of $150.0 million, of which $80.1 million was recorded as an other noncurrent asset on our consolidated balance sheets based on the fair value of the five million shares of Isis common stock we acquired in connection with the transaction. Due to certain trading restrictions, we classify this investment as other noncurrent assets. We allocated the remaining $69.9 million to the mipomersen license, which we recorded as a charge to research and development expense in our consolidated statements of operations during the first quarter of 2008.

        In June 2008, we finalized the terms of our license and collaboration agreement with Isis and paid Isis an additional $175.0 million upfront nonrefundable license fee. Under the terms of the agreement, Isis will be responsible, at its own expense, for up to $125.0 million for the development of mipomersen. Thereafter, we and Isis will share development costs for mipomersen equally. The initial funding commitment by Isis and shared development funding would end when the mipomersen program is profitable. In the event the research and development of mipomersen is terminated prior to Isis completing their funding obligation, we are not entitled to any refund of our $175.0 million upfront payment. Isis is eligible to receive up to $750.0 million in commercial milestone payments and up to $825.0 million in development and regulatory milestone payments.

        We will be responsible for funding sales and marketing expenses until mipomersen revenues are sufficient to cover such costs. Profits on mipomersen initially will be allocated 70% to us and 30% to Isis. The profit ratio would be adjusted on a sliding scale if and as annual revenues for mipomersen ramp up to $2.0 billion, at which point we would share profits equally with Isis. The results of our mipomersen program are included in the results of our cardiovascular business unit, which are reported in our Personalized Genetic Health segment disclosures.

        We account for our investment in Isis common stock on a cost basis due to certain trading restrictions imposed by Isis that prohibit us from selling our holdings of Isis common stock until the earlier of:

  •
  January 7, 2012;

  •
  the first commercial sale of product under our agreement with Isis; or

  •
  termination or reversion of the product license granted to us under the agreement.

As of December 31, 2009, our investment in Isis common stock had a carrying value of $80.1 million, or $16.02 per share, and a fair market value of $55.6 million, or $11.11 per share. The closing price per share of Isis common stock exhibited volatility in 2009 and has remained below our historical cost since September 1, 2009, with closing prices subsequent to that date ranging from a high of $15.69 per share to a low of $9.94 per share. We considered all available evidence in assessing the decline in value of our investment in Isis common stock, including investment analyst reports and Isis's expected results and future outlook, and we believe that the investment can be expected to recover to at least our historical cost. Currently, the average 12-month price estimate for Isis common stock among some analysts is approximately $16 per share. As a result of our analysis, as of December 31, 2009, we

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE C. STRATEGIC TRANSACTIONS (Continued)

consider the $24.6 million unrealized loss on our investment in Isis common stock to be a temporary loss. We will continue to review the fair value of our investment in Isis common stock in comparison to our historical cost and in the future, if the decline in value has become "other than temporary," we will write down our investment in Isis common stock to its then current market value and record an impairment charge to our consolidated statements of operations.

2007:

Bioenvision

        Effective October 23, 2007, we completed our acquisition of Bioenvision through the culmination of a two-step process consisting of a tender offer completed in July 2007, and a merger approved in October 2007. We paid gross consideration of $349.9 million in cash, including $345.4 million for the outstanding shares of Bioenvision common and preferred stock and options to purchase shares of Bioenvision common stock, and approximately $5 million for acquisition costs. The transaction was accounted for as a business combination and is included in the results of operations of our Hematology and Oncology reporting segment. The acquisition of Bioenvision provided us with the rights to clofarabine outside North America.

        In connection with the merger, holders of 2,880,000 shares of Bioenvision common stock, representing less than 5% of the outstanding shares of Bioenvision common stock on an as-converted basis immediately before the merger became effective, submitted written demands for appraisal of their shares and elected not to accept the $5.60 per share merger consideration. We referred to these holders as dissenters. In September 2008, the appraisal demand was resolved with substantially all of the dissenters for a total of $16.6 million in cash, consisting of the merger price paid to all other Bioenvision stockholders, plus interest accrued. In total, we paid gross consideration of $366.5 million in cash, including $362.0 million for the outstanding shares of Bioenvision common stock and preferred stock and options to purchase shares of Bioenvision common stock.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE C. STRATEGIC TRANSACTIONS (Continued)

        The purchase price, including amounts paid for shares of Bioenvision Common Stock and Bioenvision Series A Preferred Stock in July 2007, was allocated to the estimated fair value of the acquired tangible and intangible assets and assumed liabilities as follows (amounts in thousands):

Total purchase price	$349,941

Cash and cash equivalents	$45,186
Accounts receivable	5,537
Inventory	1,684
Other current assets	5,130
Goodwill	85,269
Other intangible assets	172,441
In-process research and development	106,350
Equity in net loss of pre-acquisition ownership	21,101
Other noncurrent assets	624
Assumed liabilities:
Income taxes payable	(72,461)
Deferred tax liabilities	(7,829)
Liabilities for exit activities and integration	(2,671)
Other liabilities	(10,420)

Allocated purchase price	$349,941

IPR&D

        The following table sets forth the significant IPR&D projects for the companies and assets we acquired between January 1, 2006 and December 31, 2009 (amounts in millions):

Company/Assets Acquired	Purchase Price	IPR&D		Programs Acquired	Discount Rate Used in Estimating Cash Flows	Year of Expected Launch
Bayer (2009)	$1,006.5	$445.3		alemtuzumab for MS—US	16%	2012
		187.6		alemtuzumab for MS—ex-US	16%	2013

		$632.9	(1)

Bioenvision (2007)	$349.9	$125.5	(2)	Clolar(3)	17%	2010-2016	(4)

AnorMED (2006)	$589.2	$526.8	(2)	Mozobil (stem cell transplant)(5)	15%	2016

(1)
Capitalized as an indefinite-lived intangible asset.

(2)
Expensed on acquisition date.

(3)
Clolar is approved for the treatment of relapsed and refractory pediatric ALL. The IPR&D projects for Clolar are related to the development of the product for the treatment of other medical issues.

(4)
Year of expected launch reflects both the ongoing launch of products for currently approved indications and the anticipated launch of the products in the future for new indications.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE C. STRATEGIC TRANSACTIONS (Continued)

(5)
Mozobil received marketing approval for use in stem cell transplants in the United States in December 2008 and in Europe in July 2009. Mozobil is also being developed for tumor sensitization.

Pro Forma Financial Summary (Unaudited)

        The following pro forma financial summary is presented as if the acquisition from Bayer was completed as of January 1, 2009 and 2008. The pro forma combined results are not necessarily indicative of the actual results that would have occurred had the acquisitions been consummated on those dates, or of the future operations of the combined entities. Material nonrecurring charges related to these acquisitions, such as a gain on acquisition of business of $24.2 million, are included in the pro forma financial summaries of the periods presented (amounts in thousands, except per share amounts):

        We did not complete any acquisitions in 2008. The following table provides our pro forma summary for the years ended December 31, 2009 and 2008 (amounts in thousands, except per share amounts):

	2009	2008
Total revenues	$4,615,674	$4,869,349

Net income	$359,489	$272,504

Net income (loss) per share:
Basic	$1.34	$1.01

Diluted	$1.31	$0.98

Weighted average shares outstanding:
Basic	268,841	268,490

Diluted	274,071	285,595

NOTE D. DERIVATIVE FINANCIAL INSTRUMENTS

        We periodically enter into foreign exchange forward contracts, all of which have a maturity of less than three years. These contracts have not been designated as hedges and accordingly, unrealized gains or losses on these contracts are reported in current earnings. The net notional settlement value of foreign exchange forward contracts outstanding was $139.1 million at December 31, 2009, $349.5 million at December 31, 2008 and $347.1 million at December 31, 2007.

Foreign Exchange Forward Contracts

        Generally, we enter into foreign exchange forward contracts with maturities of not more than 15 months. All foreign exchange forward contracts in effect as of December 31, 2009 and December 31, 2008 had maturities of 1 to 2 months. We report these contracts on a net basis. Net asset derivatives are included in other current assets and net liability derivatives are included in accrued expenses in our consolidated balance sheets.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE D. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

        The following table summarizes the balance sheet classification of the fair value of these derivatives on both a gross and net basis as of December 31, 2009 and December 31, 2008 (amounts in thousands):

	Unrealized Gain/Loss on Foreign Exchange Forward Contracts
			As Reported
	Gross		Net
	Asset Derivatives	Liability Derivatives	Asset Derivatives	Liability Derivatives
As of:	Other current assets	Accrued expenses	Other current assets	Accrued expenses
December 31, 2009	$9,834	$5,550	$4,284	$—
December 31, 2008	$2,758	$4,192	$—	$1,434

        Total foreign exchange (gains) and losses included in SG&A in our consolidated statements of operations includes unrealized and realized (gains) and losses related to both our foreign exchange forward contracts and our foreign currency assets and liabilities. The net impact of our overall unrealized and realized foreign exchange (gains) and losses for 2009 and 2008 was not significant.

        The following table summarizes the effect of the unrealized and realized losses related to our foreign exchange forward contracts on our consolidated statements of operations for the periods presented (amounts in thousands):

		Net (Gain)/Loss Reported
	Statement of Operations Location
Derivative Instrument		2009	2008	2007
Foreign exchange forward contracts	SG&A	$23,620	$9,965	$34,278

NOTE E. ACCOUNTS RECEIVABLE

        Our trade receivables primarily represent amounts due from distributors, healthcare service providers, and companies and institutions engaged in research, development or production of pharmaceutical and biopharmaceutical products. We perform credit evaluations of our customers on an ongoing basis and generally do not require collateral. Accounts receivable are booked net of certain allowances for bad debts, chargebacks and prompt pay discounts. The allowances were $69.9 million at December 31, 2009 and $40.4 million at December 31, 2008.

NOTE F. INVENTORIES

	December 31,
	2009	2008
	(Amounts in thousands)
Raw materials	$123,434	$96,986
Work-in-process	288,653	141,094
Finished goods	195,935	215,357

Total	$608,022	$453,437

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE F. INVENTORIES (Continued)

        In May 2009, in connection with our acquisition of the worldwide rights to the oncology products Campath, Fludara and Leukine from Bayer, we acquired a total of $136.4 million of inventory, including $15.3 million of Campath inventory, $22.9 million of Fludara inventory and $98.2 million of Leukine inventory. We recorded a total of $43.5 million of charges to cost of products sold in our consolidated statements of operations in 2009 for the amortization of inventory step-up for these products.

        In June 2009, we interrupted production of Cerezyme and Fabrazyme, and shipments of Cerezyme, at our Allston facility to sanitize the facility after identifying a virus, Vesivirus 2117, in a bioreactor used for Cerezyme production. We recorded charges totaling $45.5 million in 2009 to cost of products sold in our consolidated statements of operations, for costs related to the remediation of this facility, including the sanitization of the facility, idle capacity and overhead expenses and the write off of certain production materials.

        When we suspended production at our Allston facility, we had significant Cerezyme work-in-process material. We decided not to process this work-in-process material because the material either had expired or we were not sufficiently assured that the material was not contaminated with Vesivirus 2117 and incurred a write off of approximately $11 million in 2009.

NOTE G. PROPERTY, PLANT AND EQUIPMENT

	December 31,
	2009	2008
	(Amounts in thousands)
Plant and equipment	$1,403,719	$879,933
Land and buildings	1,239,721	1,006,140
Leasehold improvements	270,003	246,468
Furniture and fixtures	74,023	63,241
Construction in progress	899,687	1,015,497

	3,887,153	3,211,279
Less accumulated depreciation	(1,077,804)	(904,712)

Property, plant and equipment, net	$2,809,349	$2,306,567

        Our total depreciation expense was $190.1 million in 2009, $148.4 million in 2008 and $137.1 million in 2007.

        Our property, plant and equipment includes the following amounts for assets subject to capital leases (amounts in thousands):

December 31, 2009
Building—Corporate headquarters in Cambridge, Massachusetts	$131,031
Less accumulated depreciation	(55,429)

Assets subject to capital leases, net	$75,602

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE G. PROPERTY, PLANT AND EQUIPMENT (Continued)

        We capitalize costs we have incurred in validating manufacturing equipment and facilities for products which have reached technological feasibility in plant and equipment. Capitalized validation costs, net of accumulated depreciation, were $19.4 million at December 31, 2009 and $32.9 million at December 31, 2008.

        Net capitalized software costs, which are included in plant and equipment, totaled $44.1 million at December 31, 2009 and $25.8 million at December 31, 2008. Capitalized software development costs, a component of construction in progress, were $155.2 million at December 31, 2009 and $89.8 million at December 31, 2008.

        We have capitalized the following amounts of interest costs (amounts in millions):

For the Years Ended December 31,
2009	2008	2007
$12.3	$19.0	$14.5

        As of December 31, 2009, the estimated remaining cost to complete our assets under construction is approximately $900 million.

        Under certain lease agreements for our worldwide facilities, we are contractually obligated to return leased space to its original condition upon termination of the lease agreement. At the inception of a lease with such conditions, we record an asset retirement obligation liability and a corresponding capital asset in an amount equal to the estimated fair value of the obligation. In subsequent periods, for each such lease, we record interest expense to accrete the asset retirement obligation liability to full value and depreciate each capitalized asset retirement obligation asset, both over the term of the associated lease agreement. Our asset retirement obligations were not significant as of December 31, 2009 or 2008.

NOTE H. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

        Formerly, we included our MS business unit under the caption "Other." As a result of our 2009 acquisition of certain products and development programs from Bayer, our MS business unit is now reported separately. As a result of this change, goodwill of $318.1 million was transferred from "Other" to the Multiple Sclerosis reporting segment. Prior year balances were revised to conform to our 2009 presentation.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE H. GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

        The following table contains the change in our goodwill during the years ended December 31, 2008 and 2009 (amounts in thousands):

	Personalized Genetic Health	Renal and Endocrinology	Biosurgery	Hematology and Oncology	Multiple Sclerosis	Other	Total
Goodwill	$339,563	$319,882	$110,377	$375,911	$318,059	$262,073	$1,725,865
Accumulated impairment losses(1)	—	—	(102,792)	—	—	(219,245)	(322,037)

Balance as of December 31, 2007	339,563	319,882	7,585	375,911	318,059	42,828	1,403,828
Net exchange differences arising during the period	—	—	—	—	—	(2,731)	(2,731)
Other changes in carrying amounts during the period	—	—	(1)	(22)	—	—	(23)

Balance as of December 31, 2008	339,563	319,882	7,584	375,889	318,059	40,097	1,401,074
Net exchange differences arising during the period	—	—	—	—	—	1,925	1,925
Other changes in carrying amounts during the period	—	—	—	—	—	364	364

Balance as of December 31, 2009	$339,563	$319,882	$7,584	$375,889	$318,059	$42,386	$1,403,363

Goodwill	$339,563	$319,882	$110,376	$375,889	$318,059	$261,631	$1,725,400
Accumulated impairment losses(1)	—	—	(102,792)	—	—	(219,245)	(322,037)

Balance as of December 31, 2009	$339,563	$319,882	$7,584	$375,889	$318,059	$42,386	$1,403,363

(1)
Accumulated impairment losses include:

•
a $102.8 million pre-tax charge recorded in 2003 to write off the goodwill of our Biosurgery reporting segment's orthopaedics reporting unit; and

•
a $219.2 million pre-tax charge recorded in 2006 to write off the goodwill of our genetic testing reporting unit.

        We are required to perform impairment tests related to our goodwill annually, which we perform in the third quarter of each year, and whenever events or changes in circumstances suggest that the carrying value of an asset may not be recoverable. For 2009, 2008 and 2007, we completed the required annual impairment tests for our $1.4 billion of goodwill that had been recorded as of September 30, 2009 and 2008 and $1.3 billion of goodwill that had been recorded as of September 30, 2007 and determined that no impairment charges were required. In December 2008, we filed an IND for our advanced phosphate binder, Genz-644470. However, in November 2009, we discontinued this program because the results of a phase 2/3 clinical study of the advanced phosphate binder did not demonstrate significant improvement in phosphate lowering compared to Renvela. Upon discontinuation of this program, we updated the annual goodwill impairment test that had been performed for our renal reporting unit in the third quarter of 2009. We determined that the fair value of our renal reporting unit continued to exceed its carrying value, and, therefore, no impairment charge was required as a result of the termination of our advanced phosphate binder program.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE H. GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

Other Intangible Assets

        The following table contains information about our other intangible assets for the periods presented (amounts in thousands):

	As of December 31, 2009			As of December 31, 2008
	Gross Other Intangible Assets	Accumulated Amortization	Net Other Intangible Assets	Gross Other Intangible Assets	Accumulated Amortization	Net Other Intangible Assets
Finite-lived other intangible assets:
Technology(1)	$2,180,232	$(877,611)	$1,302,621	$1,919,074	$(692,235)	$1,226,839
Distribution rights(2)	440,521	(227,726)	212,795	399,768	(170,892)	228,876
Patents	188,651	(131,898)	56,753	194,560	(121,763)	72,797
License fees	98,647	(47,052)	51,595	98,123	(39,824)	58,299
Customer lists	87,423	(43,822)	43,601	83,729	(34,271)	49,458
Trademarks	60,608	(47,623)	12,985	60,556	(42,194)	18,362
Other	—	—	—	2,039	(1,972)	67

Total finite-lived other intangible assets	3,056,082	(1,375,732)	1,680,350	2,757,849	(1,103,151)	1,654,698
Indefinite-lived other intangible assets:
IPR&D(3)	632,912	—	632,912	—	—	—

Total other intangible assets	$3,688,994	$(1,375,732)	$2,313,262	$2,757,849	$(1,103,151)	$1,654,698

(1)
Includes an additional $261.4 million of gross technology intangible assets resulting from our acquisition of the worldwide rights to the oncology products Campath, Fludara and Leukine from Bayer in May 2009. Of this amount:

  •
  $71.0 million is related to Campath and will be amortized over ten years;

  •
  $182.1 million is related to Fludara and will be amortized over five years; and

  •
  $8.3 million is related to Leukine and will be amortized over twelve years.

(2)
Includes an additional $41.9 million in 2009 for additional payments made or accrued in connection with the reacquisition of the Synvisc sales and marketing rights from Wyeth in January 2005. In addition, we will make a series of additional contingent royalty payments to Wyeth based on the volume of Synvisc sales in the covered territories. To date, $287.5 million of the maximum amount payable under the agreement has been paid. We anticipate completing the contingent royalty payments to Wyeth during the first quarter of 2010.

(3)
Includes capitalized IPR&D totaling $632.9 million related to our acquisition of the worldwide rights to alemtuzumab for MS from Bayer in May 2009, including $445.3 million related to the development of the product for sale in the United States and $187.6 million for the development of the product for sale outside of the United States.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE H. GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

        All of our finite-lived other intangible assets are amortized over their estimated useful lives.

        As of December 31, 2009, the estimated future amortization expense for our finite-lived other intangible assets for the five succeeding fiscal years and thereafter is as follows (amounts in thousands):

Year Ended December 31,	Estimated Amortization Expense(1)(2)
2010	$312,076
2011	304,138
2012	229,408
2013	150,452
2014	118,310
Thereafter	372,186

(1)
Includes estimated future amortization expense for:

•
the Synvisc distribution rights based on the forecasted respective future sales of Synvisc and the resulting future contingent payments we may be required to make to Wyeth and the Myozyme patent and technology rights pursuant to a license agreement with Synpac based on forecasted future sales of Myozyme and the milestone payments we may be required to make to Synpac. These contingent payments will be recorded as intangible assets when the payments are accrued; and

•
the technology intangible assets resulting from our acquisition of the worldwide rights to the oncology products Campath, Leukine and Fludara, of which:

•
the assets related to Campath and Leukine are being amortized on a straight-line basis; and

•
the asset related to Fludara is being amortized based on the forecasted future sales of Fludara.

(2)
Excludes future amortization expense related to the $240.2 million of technology recorded effective January 1, 2008 related to our consolidation of the results of BioMarin/Genzyme LLC, because such amortization is entirely offset by the corresponding amortization of a noncurrent liability related to the consolidation of BioMarin/Genzyme LLC.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE I. INVESTMENTS IN MARKETABLE SECURITIES AND EQUITY INVESTMENTS

Fair Value Measurements

        The following tables set forth our assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2009 and December 31, 2008 (amounts in thousands):

Description	Balance as of December 31, 2009	Level 1	Level 2	Level 3
Fixed income investments(1):
Cash equivalents:
Money market funds/other	$603,109	$603,109	$—	$—

Short-term investments:
U.S. Treasury notes	41,040	41,040	—	—
Non U.S. Governmental notes	4,114	—	4,114	—
U.S. Government agency notes	56,810	—	56,810	—
Corporate notes—global	54,825	—	54,825	—
Commercial paper	6,841	—	6,841	—

Total	163,630	41,040	122,590	—

Long-term investments:
U.S. Treasury notes	29,793	29,793	—	—
Non U.S. Governmental notes	4,873	—	4,873	—
U.S. Government agency notes	28,015	—	28,015	—
Corporate notes—global	81,143	—	81,143	—

Total	143,824	29,793	114,031	—

Total fixed income investments	910,563	673,942	236,621	—

Equity holdings(1):
Publicly-traded equity securities	40,380	40,380	—	—

Derivatives:
Foreign exchange forward contracts	4,284	—	4,284	—

Contingent liabilities(2):
Contingent consideration obligations	(1,015,236)	—	—	(1,015,236)

Total assets (liabilities) at fair value	$(60,009)	$714,322	$240,905	$(1,015,236)

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE I. INVESTMENTS IN MARKETABLE SECURITIES AND EQUITY INVESTMENTS (Continued)

Description	Balance as of December 31, 2008	Level 1	Level 2	Level 3
Fixed income investments(1):
Cash equivalents:
Money market funds/other	$357,680	$357,680	$—	$—

Short-term investments:
U.S. Treasury notes	7,505	7,505	—	—
U.S. Government agency notes	10,328	—	10,328	—
Corporate notes—global	39,674	—	39,674	—

Total	57,507	7,505	50,002	—

Long-term investments:
U.S. Treasury notes	75,040	75,040	—	—
Non U.S. Governmental notes	7,322	—	7,322	—
U.S. Government agency notes	121,707	—	121,707	—
Corporate notes—global	140,009	—	140,009	—

Total	344,078	75,040	269,038	—

Total fixed income investments	759,265	440,225	319,040	—

Equity holdings(1):
Publicly-traded equity securities	56,596	56,596	—	—

Derivatives:
Foreign exchange forward contracts	(1,434)	—	(1,434)	—

Total assets (liabilities) at fair value	$814,427	$496,821	$317,606	$—

(1)
Changes in the fair value of our fixed income investments and investments in publicly-traded equity securities are recorded in accumulated other comprehensive income (loss), a component of stockholders' equity, in our consolidated balance sheets.

(2)
In May 2009, we recorded contingent consideration obligations in connection with our acquisition from Bayer of the worldwide rights to Campath, Fludara, Leukine and alemtuzumab for MS. Changes in the fair value of these contingent consideration obligations are recorded as contingent consideration expense, a component of operating expenses in our consolidated statements of operations.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE I. INVESTMENTS IN MARKETABLE SECURITIES AND EQUITY INVESTMENTS (Continued)

        Changes in the fair value of the our Level 3 contingent consideration obligations during the year ended December 31, 2009 were as follows (amounts in thousands):

Contingent consideration obligations related to acquisition from Bayer in May 2009	$(964,100)
Payments	36,403
Contingent consideration expense	(65,584)
R&D reimbursement received	(9,987)
Effect of foreign currency adjustment	(11,968)

Fair value at December 31, 2009	$(1,015,236)

        The carrying amounts reflected in our consolidated balance sheets for cash, accounts receivable, other current assets, accounts payable, accrued expenses, current portion of contingent consideration obligations and current portion of long-term debt and capital lease obligations approximate fair value due to their short-term maturities.

Marketable Securities:

	December 31,
	2009		2008
	Cost	Market Value	Cost	Market Value
	(Amounts in thousands)
Cash equivalents:
Money market funds/other	$603,109	$603,109	$357,680	$357,680
Short-term investments:
Corporate notes	61,620	62,508	41,457	39,674
U.S. Government agencies	54,815	55,968	10,260	10,328
Non U.S. Government notes	4,037	4,114	—	—
U.S. Treasury notes	40,135	41,040	7,281	7,505

	160,607	163,630	58,998	57,507
Long-term investments:
Corporate notes	80,011	81,143	143,674	140,009
U.S. Government agencies	27,292	28,015	117,143	121,707
Non U.S. Government notes	4,765	4,873	7,277	7,322
U.S. Treasury notes	29,751	29,793	71,110	75,040

	141,819	143,824	339,204	344,078

Total cash equivalents, short- and long-term investments	$905,535	$910,563	$755,882	$759,265

Investments in equity securities	$62,221	$74,438	$57,777	$83,325

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE I. INVESTMENTS IN MARKETABLE SECURITIES AND EQUITY INVESTMENTS (Continued)

        The following table contains information regarding the range of contractual maturities of our cash equivalents and short- and long-term investments (amounts in thousands):

	December 31,
	2009		2008
	Cost	Market Value	Cost	Market Value
Within 1 year	$763,716	$766,739	$416,678	$415,187
1-2 years	134,498	136,334	323,196	328,588
2-10 years	7,321	7,490	16,008	15,490

	$905,535	$910,563	$755,882	$759,265

Investments in Equity Securities

        The following table shows the investments in equity securities of unconsolidated entities as of December 31, 2009 and 2008 (amounts in thousands):

	December 31, 2009			December 31, 2008
	Adjusted Cost	Market Value	Unrealized Gain/(Loss)	Adjusted Cost	Market Value	Unrealized Gain/(Loss)
Publicly-held companies(1)(2):
Dyax	$12,173	$11,399	$(774)	$17,992	$18,090	$98
ABIOMED	11,332	18,737	7,405	12,185	37,893	25,708
EXACT Sciences	4,470	10,170	5,700	—	—	—
Other	188	74	(114)	871	613	(258)

Total publicly-held companies	28,163	40,380	12,217	31,048	56,596	25,548
Private equity funds	16,755	16,755	—	18,684	18,684	—
Privately-held companies(3)	17,303	17,303	—	8,045	8,045	—

Total	$62,221	$74,438	$12,217	$57,777	$83,325	$25,548

(1)
Marketable equity securities that have readily determinable market values are stated at market value.

(2)
On January 7, 2008, as part of our strategic alliance with Isis, we acquired five million shares of Isis common stock. Due to certain trading restrictions, we classify this investment, which had a carrying value of $80.1 million at December 31, 2009, as an other noncurrent asset. Our relationship with Isis is described in Note C., "Strategic Transactions," to these consolidated financial statements.

(3)
Equity securities without readily determinable market values and for which we do not exercise significant influence are stated at cost and are periodically reviewed for impairment.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE I. INVESTMENTS IN MARKETABLE SECURITIES AND EQUITY INVESTMENTS (Continued)

Unrealized Gains and Losses on Marketable Securities and Equity Investments

        We record unrealized holding gains and losses, net of tax, related to our investments in marketable securities and equity investments, to the extent they are determined to be temporary, in stockholders' equity. The following table sets forth the gross amounts recorded (amounts in millions):

	December 31,
	2009	2008
Unrealized holding gains	$18.3	$35.1
Unrealized holding losses	$1.1	$6.3

        We also collaborate with or provide services to certain of the companies in which we hold or have held equity investments, including Dyax.

NOTE J. EQUITY METHOD INVESTMENTS

        Our equity method investments are included in other noncurrent assets in our consolidated balance sheets and were not significant at both December 31, 2009 and 2008.

        The following tables describe:

  •
  our portion of the net income (loss) of each equity method investment for the periods presented, which we have recorded as income (charges) to equity in income (loss) of equity method investments in our consolidated statements of operations (amounts in millions); and

  •
  total net income (loss) of each equity method investment for the periods presented (amounts in millions).

	Our Portion of the Net Income (Loss) of Our Equity Method Investments			Total Income (Loss) of Our Equity Method Investments
Equity Method Investment	2009	2008	2007	2009	2008	2007
BioMarin/Genzyme LLC	$—	$—	$30.1	$—	$—	$60.2
Bioenvision(1)	—	—	(21.1)	—	—	(9.6)
Other	—	0.2	(1.6)	—	0.4	(9.4)

Totals	$—	$0.2	$7.4	$—	$0.4	$41.2

(1)
For the period from July 10, 2007 through October 22, 2007, we accounted for our initial investment in Bioenvision common stock under the equity method of accounting. We completed the acquisition of Bioenvision effective October 23, 2007.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE J. EQUITY METHOD INVESTMENTS (Continued)

        Condensed financial information for our equity method investees, excluding Bioenvision, is summarized below in aggregate (amounts in thousands):

	For the Years Ended December 31,
	2009	2008	2007
Revenue	$—	$—	$124,203
Gross profit	—	—	97,092
Operating expenses	—	326	(46,656)
Net income	8	370	50,866

	December 31,
	2009	2008
Current assets	$1,593	$1,585
Noncurrent assets	—	—
Current liabilities	351	351
Noncurrent liabilities	—	—

BioMarin/Genzyme LLC

        Through December 31, 2007, our portion of the net income of BioMarin/Genzyme LLC was included in equity in income of equity method investments in our consolidated statements of operations. Effective January 1, 2008, we restructured the relationship regarding the manufacturing and commercialization of Aldurazyme by entering into several new agreements. BioMarin/Genzyme LLC no longer engages in commercial activities related to Aldurazyme and solely:

  •
  holds the intellectual property relating to Aldurazyme and other collaboration products; and

  •
  engages in research and development activities that are mutually selected and funded by BioMarin and us, the costs of which are shared equally.

Under the restructured relationship, BioMarin/Genzyme LLC licensed all intellectual property relating to Aldurazyme and other collaboration products on a royalty-free basis to BioMarin and us. BioMarin holds the manufacturing rights and we hold the global marketing rights. We pay BioMarin a tiered payment ranging from 39.5% to 50% of worldwide net product sales of Aldurazyme.

        As a result of the restructuring of our relationship with BioMarin/Genzyme LLC, effective January 1, 2008, we began consolidating the results of BioMarin/Genzyme LLC. Upon consolidation of BioMarin/Genzyme LLC, we recorded the assets and liabilities of the joint venture in our consolidated balance sheets at fair value. The value of the intellectual property of the joint venture of approximately $480.5 million was recorded as an intangible asset in our consolidated balance sheets. The consolidation also included a corresponding noncurrent liability for the same amount which represented the encumbered value of the intellectual property which had been out licensed to us and BioMarin for no consideration. The intangible asset and noncurrent liability are being amortized over a period of 20 years. We recorded BioMarin's portion of the joint venture's losses, the amount of which was not significant for the years ended December 31, 2009 and 2008, as minority interest in our consolidated statements of operations.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE K. ACCRUED EXPENSES

	December 31,
	2009	2008
	(Amounts in thousands)
Compensation	$213,686	$232,363
Rebates	134,002	132,905
Bank overdraft	45,918	45,022
License fees	98	65,188
Royalties	63,502	56,501
Other	239,017	233,407

Total	$696,223	$765,386

NOTE L. LONG-TERM DEBT AND LEASES

Long-Term Debt, Capital Lease Obligations and Convertible Debt

        Our long-term debt, capital lease obligations and convertible debt consist of the following (amounts in thousands):

	December 31,
	2009	2008
Notes payable	$5,847	$6,916
Revolving credit facility maturing in July 2011	—	—
Mortgage payable	17,509	17,957
Capital lease obligations	101,244	107,034

Long-term debt, capital lease obligations and convertible debt, including current portion	124,600	131,907
Less current portion	(8,166)	(7,566)

Noncurrent portion	$116,434	$124,341

        Over the next five years and thereafter, we will be required to repay the following principal amounts of our long-term debt (excluding capital leases) (amounts in millions):

2010	2011	2012	2013	2014	After 2014
$1.6	$1.6	$1.7	$1.8	$1.8	$14.9

Notes Payable

        We assumed a $10.0 million note payable in July 2005 in connection with our acquisition of Equal Diagnostics. This note bears interest at 3.86% and is payable to three former shareholders of Equal Diagnostics over eight years in equal annual installments of $1.3 million.

Revolving Credit Facility

        In July 2006, we entered into our revolving credit facility. The proceeds of loans under our 2006 revolving credit facility can be used to finance working capital needs and for general corporate

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE L. LONG-TERM DEBT AND LEASES (Continued)

purposes. We may request that our 2006 revolving credit facility be increased at any time by up to an additional $350.0 million in the aggregate, subject to the agreement of the lending banks, as long as no default or event of default has occurred or is continuing and certain other customary conditions are satisfied. Borrowings under our 2006 revolving credit facility will bear interest at various rates depending on the type of loan. We are required to pay a facility fee of between 7 to 20 basis points based on the aggregate commitments under our 2006 revolving credit facility, and in certain circumstances a utilization fee of 10 basis points as follows:

  •
  revolving loans denominated in U.S. dollars or a foreign currency (other than Euros) bear interest at a variable rate equal to LIBOR for loans in U.S. dollars and a comparable index rate for foreign currency loans, plus an applicable margin;

        As of December 31, 2009, we had approximately $17 million of outstanding standby letters of credit issued against this facility and no borrowings, resulting in approximately $333 million of available credit under our 2006 revolving credit facility, which matures July 14, 2011. The terms of this credit facility include various covenants, including financial covenants that require us to meet minimum interest coverage ratios and maximum leverage ratios. As of December 31, 2009 we were in compliance with these covenants.

Mortgage Payable

        In July 2008, we purchased land and a manufacturing facility we formerly leased in Framingham, Massachusetts, for an aggregate purchase price of $38.9 million, including fees. We paid $20.8 million in cash and assumed the remaining $18.1 million in principal outstanding under the existing mortgage for the facility, which bears interest at 5.57% annually and is due in May 2020.

Capital Leases

        We have non-cancelable capital lease obligations related to certain machinery and equipment, administrative offices and our corporate headquarters.

        Our capital lease obligation related to our corporate headquarters in Cambridge, Massachusetts requires us to make monthly payments of $1.3 million, which will be adjusted to $1.6 million in August 2013. We have recorded the value of the building and related obligations of $131.0 million in our consolidated balance sheets at the date of inception. The term of the lease is fifteen years and may be extended at our option for two successive ten-year periods.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE L. LONG-TERM DEBT AND LEASES (Continued)

        Over the next five years and thereafter, we will be required to pay the following amounts under our non-cancelable capital leases (amounts in millions):

2010	$15.4
2011	15.4
2012	15.5
2013	16.9
2014	18.9
Thereafter	67.5

Total lease payments	149.6
Less: interest	(48.4)

Total principal payments	101.2
Less current portion	(6.4)

Total	$94.8

Operating Leases

        We lease facilities and personal property under non-cancelable operating leases with terms in excess of one year. Our total expense under operating leases was (amounts in millions):

For the Years Ended December 31,
2009	2008	2007
$81.8	$75.2	$74.3

        Over the next five years and thereafter, we will be required to pay the following amounts under non-cancelable operating leases (amounts in millions):

2010	2011	2012	2013	2014	After 2014	Total
$79.9	$69.3	$52.6	$33.9	$27.5	$151.0	$414.2

NOTE M. STOCKHOLDERS' EQUITY

Preferred Stock

	At December 31, 2008 and 2009
Series	Authorized	Issued	Outstanding
Series A Junior Participating, $0.01 par value	3,000,000	—	—
Undesignated	7,000,000	—	—

	10,000,000	—	—

        Our charter permits us to issue shares of preferred stock at any time in one or more series. Our board of directors will establish the preferences, voting powers, qualifications, and special or relative rights or privileges of any series of preferred stock before it is issued.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE M. STOCKHOLDERS' EQUITY (Continued)

Common Stock

        The following table describes the number of authorized and outstanding shares of our common stock at December 31, 2009 and 2008:

		Outstanding at December 31,
Series	Authorized	2009	2008
Genzyme Stock, $0.01 par value	690,000,000	265,696,834	270,704,169

Directors' Deferred Compensation Plan

        Each member of our board of directors who is not also one of our employees may defer receipt of all or a portion of the cash compensation payable to him or her as a director and receive either cash or stock in the future. Under this plan, the director may defer his or her compensation until his or her services as a director cease or until another date specified by the director.

        Under a deferral agreement, a participant indicates the percentage of deferred compensation to allocate to cash and stock, upon which a cash deferral account and a stock deferral account are established. The cash account bears interest at the rate paid on 90-day Treasury bills with interest accruing quarterly. The stock account is for amounts invested in hypothetical shares of Genzyme Stock. These amounts are converted into hypothetical shares quarterly at the average closing price of Genzyme Stock for all trading days during the quarter.

        Distributions are paid in a lump sum or in annual installments for up to five years. Payments begin the year following a director's termination of service or, subject to certain restrictions, in a year elected by the participant. As of December 31, 2009, five of the eight eligible directors had established accounts under this plan, and three of these directors are currently deferring their compensation. We have reserved 105,962 shares of Genzyme Stock to cover distributions credited to stock accounts under the plan. We had not made any stock distributions under this plan as of December 31, 2009. As of December 31, 2009, we have made cash distributions totaling $69,492 to one director under the terms of his deferral agreement.

Stock Repurchase Program

        In May 2007, our board of directors authorized a stock repurchase program to repurchase 20,000,000 shares of our outstanding common stock over a three year period that began in June 2007. The board authorized the expenditure of up to $1.5 billion to purchase those shares. The repurchases are being made from time to time and can be effectuated through open market purchases, privately negotiated transactions, transactions structured through investment banking institutions, or by other means, subject to management's discretion and as permitted by securities laws and other legal requirements. The manner of the purchase, the amount that we spend and the number of shares we ultimately purchase will be based on a range of factors, including share price. The program does not obligate us to acquire any particular amount of common stock and the program may be suspended at any time at our discretion.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE M. STOCKHOLDERS' EQUITY (Continued)

        During the year ended December 31, 2009, we repurchased 7,500,000 shares of our common stock under this program at an average price of $55.16 per share for a total of $413.9 million in cash, including fees. Since June 2007, when we first began repurchasing shares of our common stock under this program, we have repurchased a cumulative total of 13,000,000 shares of our common stock at an average price of $60.63 per share for a total of $788.5 million in cash, including fees. We recorded the repurchases in our consolidated balance sheets as a reduction to our common stock account for the par value of the repurchased shares and as a reduction to our additional paid-in capital account.

Stock-Based Compensation

Equity Plans

        The purpose of each of our equity plans is to attract, retain and motivate our key employees, consultants and directors. Awards granted under these plans can be either incentive stock options, or ISOs, nonstatutory stock options, or NSOs, RS or RSUs, as specified in the individual plans. Shares issued under all of our plans are funded through the issuance of new shares. The following table contains information about our equity plans:

			As of December 31, 2009
Plan Name	Group Eligible	Type of Award Granted	Awards Reserved for Issuance	Awards Outstanding	Awards Available for Grant
2004 Equity Incentive Plan(1)	All key employees and consultants	ISO/NSO/RS/RSU	35,052,286	29,721,887	5,330,399
2001 Equity Incentive Plan(1)	All key employees and consultants	ISO/NSO	6,773,548	6,749,303	24,245
2007 Director Equity Plan(2)	Non-employee board members	NSO/RS/RSU	775,891	661,983	113,908
Assumed Options(3)			77,779	77,779	—

			42,679,504	37,210,952	5,468,552

(1)
The exercise price of option grants may not be less than the fair market value of Genzyme Stock at the date of grant. Option grants have a maximum term of ten years and RSUs generally have cliff vesting in three years. The compensation committee of our board of directors, or its delegates as applicable, determines the terms and conditions of each award, including who among eligible persons will receive awards, the form of payment of the exercise price of stock options, the number of shares granted, the vesting schedule and the terms of exercise or release.

(2)
Options and RSUs are automatically granted on the date of our annual shareholders meeting or at a director's initial appointment to the board. Options have an exercise price equal to the fair market value of Genzyme Stock on the date of grant and expire ten years after the initial grant date. Options and RSUs vest on the date of the next annual shareholders meeting following the date of grant.

(3)
Consists of options we assumed through our acquisitions.

        In 2009, 2008 and 2007, we accounted for options granted to our employees and directors using the Black-Scholes valuation model to measure stock option expense at the date of grant. All stock option grants have an exercise price equal to the fair market value of Genzyme Stock on the date of grant and generally have a 10-year term and vest in increments, generally over four years from the date of grant, although we may grant options with different vesting terms from time to time. Upon termination of employment other than by death, disability or change of control, unvested options are cancelled, and any unexercised vested options will expire three months after the employee's termination date. Excluding our directors who are not employees, when an employee meets a retirement eligibility age of 60 with at least five years of service, upon termination (except for cause) the employee's options

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE M. STOCKHOLDERS' EQUITY (Continued)

automatically become fully vested and will expire three years after the employee's termination date or on the original expiration date set at the time the options were granted, whichever is earlier. When a director leaves the board, unvested options are cancelled and any unexercised vested options will expire at the end of their term. We recognize stock-based compensation expense for each grant on a straight-line basis over the employee's or director's requisite service period, generally the vesting period of the award. Additionally, stock-based compensation expense related to stock options includes an estimate for pre-vesting forfeitures. We recognize stock-based compensation expense immediately for awards granted to retirement eligible employees or over the period from the grant date to the date retirement eligibility is achieved, if that is expected to occur during the nominal vesting period. For stock-based compensation expense recognition purposes only, grants to retirement eligible employees prior to January 1, 2006 are not subject to accelerated vesting and expense is recognized over the nominal vesting period.

        We award time vesting RSUs to employees that generally vest no sooner than one-third per year over three years on the anniversary of the date of grant if the employee has reached the retirement eligibility threshold, or upon the third anniversary of the date of grant, provided the employee remains continuously employed with us. Shares of Genzyme Stock will be delivered to the employee upon vesting, subject to payment of applicable withholding taxes. Time vesting RSUs awarded to our directors for service on our board of directors vest on the date of the next annual meeting of shareholders following the date of grant, provided that the director continues to serve on our board of directors through the vesting date. Shares of Genzyme Stock will be delivered to the director upon vesting. The fair value of all time vesting RSUs is based on the market value of Genzyme Stock on the date of grant. We recognize compensation expense for our RSUs, including the effect of forfeitures, over the applicable service period.

ESPP

        Our 2009 ESPP was approved by shareholders in May 2009, and succeeds our 1999 ESPP. The ESPP allows employees to purchase our stock at a discount. Under this plan, the purchase price per share of Genzyme Stock is 85% of the lower of the fair market value of Genzyme Stock at the beginning of an enrollment period or on the applicable purchase date. Employees working at least 20 hours per week may elect to participate in our ESPP during specified open enrollment periods, which occur twice each year shortly before the start of each new enrollment period. New enrollment periods begin on the first trading day of January and July and each enrollment period lasts two years. Employee contributions for each enrollment period are automatically used to purchase stock on behalf of each participating employee on eight pre-determined purchase dates during the two-year enrollment period, which occur once every three months, in January, April, July and October. We place limitations on the total number of shares of stock that employees can purchase under the plan in a given year.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE M. STOCKHOLDERS' EQUITY (Continued)

Stock-Based Compensation Expense, Net of Estimated Forfeitures

        We recorded the following amounts of pre-tax stock-based compensation expense, net of estimated forfeitures, and related tax benefits for the years ended December 31, 2009, 2008 and 2007 (amounts in thousands, except per share amounts):

	For the Years Ended December 31,
	2009	2008	2007
Pre-tax stock-based compensation expense, net of estimated forfeitures	$(204,115)	$(186,973)	$(189,950)
Less: tax benefit of stock options	53,434	56,740	58,148

Stock-based compensation expense, net of tax	$(150,681)	$(130,233)	$(131,802)

Per basic and diluted share	$(0.56)	$(0.49)	$(0.50)

(1)
We capitalized $16.4 million in 2009, $13.9 million in 2008 and $13.5 million in 2007, of stock-based compensation expense to inventory, all of which is attributable to participating employees that support our manufacturing operations. We amortize stock-based compensation expense capitalized to inventory based on inventory turns.

        At December 31, 2009, there was approximately $238 million of pre-tax stock-based compensation expense, net of estimated forfeitures, related to unvested awards not yet recognized which is expected to be recognized over a weighted average period of two years.

Valuation Assumptions for Stock Option Plans and ESPP

        We use the Black-Scholes option valuation model to determine the amount of employee stock-based compensation expense to recognize in our consolidated statements of operations. Option valuation models require the input of subjective assumptions and these assumptions can vary over time. The weighted average assumptions used are as follows:

	For the Years Ended December 31,
	2009	2008	2007
Risk-free interest rate	2%	2%	4%
Dividend yield	0%	0%	0%
Expected option life (in years)—directors	7	7	7
Expected option life (in years)—officers	6	6	6
Expected option life (in years)—other senior managers	5	5	4
Expected option life (in years)—all other employees	4	4	4
Volatility-stock options	32%	27%	28%
Volatility-ESPP	42%	27%	23%

        The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the date of grant. The dividend yield percentage is zero because we do not currently pay dividends nor intend to do so during the expected option life. We used historical data from exercises of our stock options and other factors to estimate the expected option life (in years), or term, of the share-based payments granted.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE M. STOCKHOLDERS' EQUITY (Continued)

We determined the volatility rate for our stock options based on the expected term of the equity award granted. We determine separate volatility rates for each enrollment under our ESPP based on the period from the commencement date of each enrollment to each applicable purchase date. Stock option expense in future periods will be based upon the Black-Scholes values determined at the date of each grant or the date of each purchase under our ESPP.

Stock Option Plan Activity

        The following table contains information regarding our stock option activity for the year ended December 31, 2009:

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2008	31,850,152	$55.39
Granted	2,099,955	$58.61
Exercised	(1,368,273)	$33.18
Forfeited and cancelled	(484,246)	$87.16

Outstanding at December 31, 2009	32,097,588	$56.09	5.37	$76,034,685

Vested and expected to vest at December 31, 2009	31,977,058	$56.07	5.36	$76,034,685

Exercisable at December 31, 2009	25,655,170	$54.41	4.71	$76,034,685

        The following table contains information regarding the pre-tax intrinsic value of our stock options and the weighted average grant date fair value per share of stock granted under our stock option plans for the periods presented (amounts in thousands, except per share amounts):

	For the Years Ended December 31,
	2009	2008	2007
Pre-tax intrinsic value of options exercised	$36,421	$176,048	$153,772
Weighted average grant date fair value per share of stock granted under our stock option plans	$18.80	$19.24	$19.39

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE M. STOCKHOLDERS' EQUITY (Continued)

Time Vesting RSU Activity

        The following table contains information regarding our time vesting RSUs for the year ended December 31, 2009:

	Shares Under Award	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2008	2,985,925	$65.87	1.89
Granted	2,352,820	$58.64
Vested and issued	(80,123)
Forfeited and cancelled	(145,258)	$63.18

Outstanding at December 31, 2009	5,113,364	$62.56	1.53	$250,605,970

Vested and expected to vest at December 31, 2009	4,959,699		1.51	$243,074,826

Cumulative shares issued at December 31, 2009	90,599

ESPP Activity

        The following table contains information regarding our ESPP activity for the years ended December 31, 2008 and 2009:

Shares available and issued:
Available for purchase as of December 31, 2007	1,445,791
Shares purchased by employees	(936,105)

Available for purchase as of December 31, 2008	509,686
Additional shares authorized	3,000,000
Adjustment—shares from our 2001 ESPP plan	9,909
Shares purchased by employees	(1,067,192)

Available for purchase as of December 31, 2009	2,452,403

NOTE N. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

Federal Securities Litigation

        In July 2009 and August 2009, two purported securities class action lawsuits were filed in the U.S. District Court for the District of Massachusetts against us and our President and Chief Executive Officer. The lawsuits were filed on behalf of those who purchased our common stock during the period from June 26, 2008 through July 21, 2009 and allege violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. Each of the lawsuits is premised upon allegations that we made materially false and misleading statements and omissions by

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE N. COMMITMENTS AND CONTINGENCIES (Continued)

failing to disclose instances of viral contamination at two of our manufacturing facilities and our receipt of a list of inspection observations from the FDA related to one of the facilities, which detailed observations of practices that the FDA considered to be deviations from GMP. The plaintiffs seek unspecified damages and reimbursement of costs, including attorneys' and experts' fees. In November 2009, the lawsuits were consolidated and a lead plaintiff appointed. We intend to defend this lawsuit vigorously.

Shareholder Demand Letters

        Since August 2009, we have received nine letters from shareholders demanding that our board of directors take action on our behalf of Genzyme Corporation to remedy alleged breaches of fiduciary duty by our directors and certain executive officers. The demand letters are primarily premised on allegations regarding our disclosures to shareholders with respect to manufacturing issues and compliance with GMP and our processes and decisions related to manufacturing at our Allston facility. Several of the letters also assert that certain of our executive officers and directors took advantage of their knowledge of material non-public information about Genzyme to illegally sell stock they personally held in Genzyme. Our board of directors has designated a special committee of three independent directors to oversee the investigation of the allegations made in the demand letters and to recommend to the independent directors of the board whether any action should be instituted on behalf of Genzyme Corporation against any officer or director. The committee has retained independent legal counsel. If the independent members of our board of directors were to make a determination that it was in our best interest to institute an action against any officers or directors, any monetary recovery would be to the benefit of Genzyme Corporation. The special committee's investigation is ongoing.

Shareholder Derivative Actions

        In December 2009, two actions were filed by shareholders derivatively for Genzyme's benefit in the U.S. District Court for the District of Massachusetts against our board of directors and certain of our executive officers after a ninety day period following their respective demand letters had elapsed (the "District Court Actions"). In January 2010, a derivative action was filed in Massachusetts Superior Court by a shareholder who has not issued a demand letter (the "January State Court Action"). In February 2010, a derivative action was filed in Massachusetts Superior Court by a shareholder after a ninety day period following the shareholder's demand letter had elapsed. The derivative actions in general are based on allegations that our directors and certain executive officers breached their fiduciary duties by causing Genzyme to make purportedly false and misleading or inadequate disclosures of information regarding manufacturing issues, compliance with GMP, ability to meet product demand, expected revenue growth, and approval of Lumizyme. The actions also allege that certain of our directors and executive officers took advantage of their knowledge of material non-public information about Genzyme to illegally sell stock they personally held in Genzyme. The plaintiffs generally seek, among other things, judgment in favor of Genzyme for the amount of damages sustained by Genzyme as a result of the alleged breaches of fiduciary duty, disgorgement to Genzyme of proceeds that certain of our directors and executive officers received from sales of Genzyme stock and all proceeds derived from their service as directors or executives of Genzyme, and reimbursement of plaintiffs' costs, including attorneys' and experts' fees. The plaintiffs in the District Court Actions have agreed to a joint stipulation consolidating and staying these cases until our board of directors has had sufficient time to exercise its duties and complete an appropriate investigation, which is ongoing. We have filed a motion to dismiss, or in the alternative, stay the January State Court Action. We intend to defend these lawsuits vigorously.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE N. COMMITMENTS AND CONTINGENCIES (Continued)

Fabrazyme Patent Litigation

        In October 2009, Shelbyzyme LLC filed a complaint against us in the U.S. District Court for the District of Delaware alleging infringement of U.S. patent 7,011,831 by "making, using, selling and promoting a method for the treatment of" Fabry disease. The '831 patent, which is directed to a method for treating Fabry disease, was issued in March 2006 and expired in March 2009. The plaintiffs seek damages for past infringement, including treble damages for alleged willful infringement and reimbursement of costs, including attorney's fees. We intend to defend this lawsuit vigorously.

Other Matters

        We are party to a legal action brought by Kayat pending before the District Court in Nicosia, Cyprus. Kayat alleges that we breached a 1996 distribution agreement under which we granted Kayat the right to distribute melatonin tablets in the Ukraine, primarily by not providing products or by providing non-conforming products. Kayat further claims that due to the alleged breach, it suffered lost profits that Kayat claims it would have received under agreements it alleges it had entered into with subdistributors. Kayat also alleges common law fraud and violations of Mass. Gen. L. c. 93A and RICO. Kayat filed its suit on August 8, 2002 and a trial began in Cyprus in December 2009. Kayat seeks damages for its legal claims and for expenses it claims it has incurred, including legal fees and advertising, promotion and other out-of-pocket expenses. We believe we acted appropriately in all regards, including properly terminating the agreement when we decided to exit the melatonin business, and we intend to defend this lawsuit vigorously.

        We are not able to predict the outcome of the lawsuits and matters described above or estimate the amount or range of any possible loss we might incur if we do not prevail in final, non-appealable determination of these matters. Therefore, we have not accrued any amounts in connection with the lawsuits and matters described above.

        In April 2005, Church & Dwight Co., Inc., or Church & Dwight, filed a suit in U.S. District Court for the District of New Jersey against Abbott Laboratories, or Abbott, claiming that certain over-the-counter pregnancy tests distributed by Abbott between 1999 and 2003 infringed upon patents owned by Church & Dwight. During part of this period, a portion of the test kits distributed by Abbott were manufactured by Wyntek Diagnostics, Inc., or Wyntek, which had agreed to indemnify Abbott for patent infringement related costs and damages for these products. In 2002, we acquired Wyntek and assumed the obligations under this agreement. In June 2008, the court issued a ruling awarding Church & Dwight approximately $29 million in damages based on a jury finding of willful infringement by Abbott and in September 2009, Abbott agreed to pay Church & Dwight approximately $27 million to settle the lawsuit. In November 2009, we paid $6.0 million to Abbott for a full release of any indemnification obligations we might have had under the agreement between Wyntek and Abbott, which was recorded as a charge to SG&A in our consolidated statements of operations for 2009.

        Through June 30, 2003, we had three outstanding series of common stock, which we referred to as tracking stocks: Genzyme General Stock (which we now refer to as Genzyme Stock); Biosurgery Stock; and Molecular Oncology Stock. On August 6, 2007, we reached an agreement in principle to settle for $64.0 million the lawsuits related to our 2003 exchange of Genzyme Stock for Biosurgery Stock. We recorded a liability for the settlement payment of $64.0 million as a charge to SG&A in our consolidated statements of operations for the three months ended June 30, 2007. We paid the settlement in August 2007. The court approved the settlement in October 2007. We have submitted

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE N. COMMITMENTS AND CONTINGENCIES (Continued)

claims to our insurers for reimbursement of portions of the expenses incurred in connection with these cases; the insurers have denied coverage, and therefore, we have not recorded a receivable for any potential recovery from our insurers. In our lawsuit against our primary insurer, the court granted the insurer's motion to dismiss the suit in October 2009. We have appealed this judgment.

        We also are subject to other legal proceedings and claims arising in connection with our business. Although we cannot predict the outcome of these proceedings and claims, we do not believe the ultimate resolution of any of these existing matters would have a material adverse effect on our consolidated financial position or results of operations.

NOTE O. INCOME TAXES

        Our income (loss) before income taxes and the related income tax provisions are as follows (amounts in thousands):

	For the Years Ended December 31,
	2009	2008	2007
Income (loss) before income taxes:
Domestic	$218,744	$655,550	$753,987
Foreign	324,989	(30,012)	(18,313)

Total	$543,733	$625,538	$735,674

Currently payable:
Federal	$135,699	$347,100	$313,136
State	14,736	26,212	19,498
Foreign	66,709	26,345	28,986

Total	217,144	399,657	361,620

Deferred:
Federal	(111,133)	(153,183)	(75,931)
State	(23,005)	(13,588)	(10,311)
Foreign	38,427	(28,429)	(19,897)

Total	(95,711)	(195,200)	(106,139)

Provision for income taxes	$121,433	$204,457	$255,481

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE O. INCOME TAXES (Continued)

        Our provisions for income taxes were at rates other than the U.S. federal statutory tax rate for the following reasons:

	For the Years Ended December 31,
	2009	2008	2007
Tax provision at U.S. statutory rate	35.0%	35.0%	35.0%
Domestic manufacturing benefits	(4.3)	(2.1)	(0.5)
Legal settlements	—	—	3.0
Audit settlements	—	(1.3)	0.5
Stock compensation	2.2	1.5	1.3
Tax credits	(5.5)	(3.9)	(3.5)
Foreign rate differential	(3.2)	1.4	(2.1)
Other	(1.9)	2.1	1.0

Effective tax rate	22.3%	32.7%	34.7%

        Our effective tax rate for 2009 was impacted by:

  •
  non-deductible stock-based compensation expenses totaling $33.5 million;

  •
  the tax benefits related to tax credits of $30.0 million; and

  •
  domestic manufacturing benefits of $23.5 million.

        Our effective tax rate for 2008 was impacted by:

  •
  non-deductible stock compensation expenses of $34.0 million in 2008; and

  •
  $5.1 million of tax benefits recorded to our income tax provision reflecting the resolution of various issues related to the settlement of IRS audits for the tax years 2004 to 2005. In conjunction with those settlements, we reduced our tax reserves by $4.9 million and recorded current and deferred tax benefits for the remaining portion of the settlement amounts.

        Our effective tax rate for 2007 was impacted by:

  •
  the charge for IPR&D of $106.4 million recorded in October 2007 in connection with our acquisition of Bioenvision, of which $100.3 million was deductible and taxed at rates other than the U.S. statutory income tax rate and $6.1 million was non-deductible;

  •
  non-deductible stock compensation expenses of $32.0 million in 2007;

  •
  a non-deductible charge of $64.0 million for the settlement of the Biosurgery tracking stock suit in August 2007; and

In addition, our overall tax rate has changed significantly due to fluctuations in our income before taxes, which was $543.7 million in 2009, $625.5 million in 2008, and $735.7 million in 2007.

        Effective January 1, 2007, we recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the tax position. The tax benefits recognized in our consolidated

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE O. INCOME TAXES (Continued)

financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

        As of December 31, 2009, we had $41.3 million of total gross unrecognized tax benefits, of which approximately $40 million represents the amount of unrecognized tax benefits that, if recognized, would favorably affect our effective income tax rate in future periods. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (amounts in thousands):

Balance as of December 31, 2006	$36,515
Additions to tax provisions related to the current year	9,634
Additions to tax provisions related to the prior years	829
Reduction for tax provisions of prior years	(5,155)

Balance as of December 31, 2007	41,823
Additions to tax provisions related to the current year	8,445
Additions to tax provisions related to the prior years	10,029
Reduction for tax provisions of prior years	(8,232)

Balance as of December 31, 2008	52,065
Additions to tax provisions related to the current year	6,501
Additions to tax provisions related to prior years	3,403
Reduction for tax provisions of prior years	(22,139)

Balance as of December 31, 2009	$39,830

        We continue to recognize interest and penalties related to unrecognized tax benefits, which are not significant, within our provision for income taxes.

        The components of net deferred tax assets (liabilities) are described in the following table (amounts in thousands):

	December 31,
	2009	2008
Deferred tax assets:
Net operating loss carryforwards	$1,649	$49,587
Tax credits	22,163	18,831
Inventory	85,511	75,314
Depreciable assets	8,433	3,331
Stock-based compensation	183,395	133,847
Intangible amortization	133,172	75,051
Reserves, accruals and other	120,388	103,887

Total deferred tax assets	554,711	459,848
Deferred tax liabilities:
Realized and unrealized capital (gains) losses	531	(2,506)

Net deferred tax assets	$555,242	$457,342

        Our ability to realize the benefit of the net deferred tax assets is dependent on our generating sufficient taxable income. While it is not assured, we believe that it is more likely than not that we will

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE O. INCOME TAXES (Continued)

be able to realize all of our net deferred tax assets. The amount we can realize, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

        At December 31, 2009, we had for U.S. income tax purposes, no significant net operating loss carryforwards and tax credit carryforwards of $22.2 million, primarily for state income tax purposes. The tax credits begin expiring after 2021.

        We are currently under IRS audit for the tax years 2006 and 2007 and various states and foreign jurisdictions for various years. We believe that we have provided sufficiently for all audit exposures. We reasonably expect that our unrecognized tax benefits will decrease within the next twelve months by approximately $13 million as a result of the resolution of tax examinations. Settlement of these audits or the expiration of the statute of limitations on the assessment of income taxes for any tax year will likely result in a reduction of future tax provisions. Any such benefit would be recorded upon final resolution of the audit or expiration of the applicable statute of limitations.

NOTE P. BENEFIT PLANS

Defined Contribution Plans

        We have two defined contribution plans:

  •
  the Genzyme Corporation 401(k) Plan, which we refer to as the 401(k) Plan; and

  •
  the Biomatrix, Inc. Retirement Plan, which we refer to as the Biomatrix Plan.

        The 401(k) Plan was established effective January 1, 1988 to provide a long-range program of systematic savings for eligible employees. Employees of Genzyme Corporation as well as our wholly-owned subsidiaries in the United States are eligible to participate in the 401(k) Plan. For 2009, eligible employees could elect, through salary reduction agreements, to have up to 60% or a maximum of $16,500 of their eligible compensation contributed on a pre-tax basis to the 401(k) Plan. We made bi-weekly matching contributions to the 401(k) Plan equal to 100% of the first 6% of the 401(k) Plan participant's eligible earnings that are contributed as pre-tax contributions.

        SG&A includes the following charges related to the 401(k) Plan, representing our matching contributions incurred in each year:

  •
  $33.8 million in 2009;

  •
  $33.6 million in 2008; and

  •
  $25.0 million in 2007.

        Effective December 31, 2000, the Biomatrix Plan was frozen and the participants in this plan became eligible to participate in the 401(k) Plan.

Defined Benefit Plans

        We have defined benefit pension plans for certain employees in countries outside the United States and a defined benefit post-retirement plan for one of our U.S. subsidiaries, which has been frozen since 1995 and is not significant. These plans are funded in accordance with requirements of the appropriate regulatory bodies governing each plan.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE P. BENEFIT PLANS (Continued)

        The following table sets forth the funded status and the amounts recognized for our defined benefit pension plans outside the United States (amounts in thousands):

	December 31,
	2009	2008
Change in benefit obligation:
Projected benefit obligation, beginning of year	$65,322	$97,608
Service cost	4,471	6,313
Interest cost	4,642	5,468
Plan participants' contributions	2,024	2,073
Actuarial (gain)/loss	24,687	(21,372)
Foreign currency exchange rate changes	8,658	(23,150)
Benefits paid	(1,444)	(1,618)

Projected benefit obligation, end of year	$108,360	$65,322

Change in plan assets:
Fair value of plan assets, beginning of year	$43,755	$72,387
Return on plan assets	10,145	(16,155)
Employer contribution	4,380	4,486
Plan participants' contributions	2,024	2,073
Foreign currency exchange rate changes	6,053	(17,640)
Benefits paid	(1,246)	(1,396)

Fair value of plan assets, end of year	$65,111	$43,755

Funded status at end of year	$(43,249)	$(21,567)

        Amounts recognized in our consolidated balance sheets consist of (amounts in thousands):

	December 31,
	2009	2008
Accrued expenses	$(1,973)	$(1,234)
Other noncurrent liabilities	(41,276)	(20,333)

Net amount recognized	$(43,249)	$(21,567)

        The amounts recognized in accumulated other comprehensive income (loss) for our U.K. Pension Plan were (amounts in thousands):

	For the Years Ended December 31,
	2009	2008	2007
Net actuarial gains	$34,076	$20,631	$22,187
Net prior service costs	—	—	—

The amounts recognized or not yet recognized in accumulated other comprehensive income (loss) by our other pension plans were not significant for the years ended December 31, 2009, 2008 or 2007. The

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE P. BENEFIT PLANS (Continued)

estimated amounts that will be amortized from accumulated other comprehensive income (loss) at December 31, 2009 into net pre-tax periodic pension costs in 2010 are also not significant.

        The weighted average assumptions used in determining related obligations of pension benefit plans are shown below:

	December 31,
	2009	2008
Weighted average assumptions:
Discount rate	5.67%	6.42%
Rate of compensation increase	4.62%	4.12%

        For the year ended December 31, 2009, the discount rate used to determine the benefit obligations for our plans was based on highly rated long-term bond indices and yield curves that match the duration of each plan's benefit obligations. The bond indices and yield curve analyses include only bonds rated Aa or higher from reputable rating agencies. The discount rate represents the average of the discount rates for each plan weighted by plan liabilities as of December 31, 2009. The discount rate reflects the rate at which the pension benefits could be effectively settled.

        The weighted average assumptions used to determine the net pension expense are shown below:

	December 31,
	2009	2008	2007
Weighted average assumptions:
Discount rate	6.43%	5.78%	5.12%
Rate of return on assets	7.64%	7.61%	7.67%
Rate of compensation increase	4.15%	4.81%	4.44%

        The components of net pension expense are as follows (amounts in thousands):

	December 31,
	2009	2008	2007
Service cost	$4,471	$6,313	$6,436
Interest cost	4,642	5,468	5,063
Expected return on plan assets	(4,034)	(5,607)	(3,411)
Amortization and deferral of actuarial gain (loss)	761	827	(456)

Net pension expense	$5,840	$7,001	$7,632

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets are as follows (amounts in thousands):

	December 31,
	2009	2008
Projected benefit obligation	$108,360	$65,322
Accumulated benefit obligation	99,079	56,462
Fair value of plan assets	65,111	43,755

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE P. BENEFIT PLANS (Continued)

        In December 2009, we adopted the provisions of new guidance related to expanded disclosure requirements for assets held in employer's defined benefit pensions or other post retirement plans, including employers' investment strategies, major categories of plan assets, concentrations of risk within plan assets and the valuation techniques used to measure fair value of plan assets.

        At December 31, 2009 and 2008, plan assets for our foreign defined pension benefit plans consist primarily of the assets of our U.K. Pension Plan. All of the U.K. Pension Plan assets are invested in nine mutual funds, which are designated as Level 2 investments as of December 31, 2009. Defined pension benefit plan assets for our other foreign subsidiaries as of December 31, 2009 and 2008 were not significant.

        The investment objective of our U.K. Pension Plan is to maximize the overall return from investment income and capital appreciation without resorting to a high risk investment strategy. The plan has no employer-related investments. Our U.K. Pension Plan retains professional investment managers that invest plan assets primarily in equity securities, bonds, property, and cash and other investments, which is consistent with the plan's liability profile.

        The U.K. Pension Plan's benchmark allocation strategy is 55% U.K. equities, 20% overseas equities, 15% bonds and 10% real estate.

        The actual weighted average asset allocations for our U.K. Pension Plan are as follows:

	December 31,
	2009	2008
U.K. equity securities	56%	56%
Other overseas equity securities	21%	25%
Bonds	9%	11%
Real estate	8%	4%
Other	6%	4%

Total	100%	100%

        The assumption made for the expected return on assets is based on the benchmark allocation strategy for our U.K. Pension Plan. Returns for individual asset categories are derived from market yields at the effective date, together with, in the case of equity-type assets, allowance for the additional future return expected from such assets compared to fixed interest investments.

Contributions

        We expect to contribute approximately $9 million to our U.K. Pension Plan in 2010.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE P. BENEFIT PLANS (Continued)

Estimated Future Benefit Payments

        We expect to pay the following benefit payments for our defined pension benefit plans outside the United States, which reflect expected future service, as appropriate (amounts in thousands):

Estimated Future Benefit Payments
2010	$2,045
2011	1,908
2012	2,176
2013	2,388
2014	2,855
2015-2019	20,987

Total	$32,359

NOTE Q. SEGMENT INFORMATION

        We present segment information in a manner consistent with the method we use to report this information to our management. We changed our segment reporting structure to better reflect the way we manage and measure the performance of our businesses. Under the new reporting structure, we are organized into five reporting segments as described above in Note A., "Summary of Significant Accounting Policies—Description of Business," to these consolidated financial statements. We have revised our 2008 and 2007 segment disclosures to conform to our 2009 presentation.

        We have provided information concerning the operations of these reportable segments in the following tables (amounts in thousands):

	For the Years Ended December 31,
	2009	2008	2007
Revenues:
Personalized Genetic Health(1,3)	$1,849,609	$2,296,136	$1,826,740
Renal and Endocrinology	1,008,352	954,421	832,109
Biosurgery	561,815	491,100	426,647
Hematology and Oncology(2)	512,920	309,538	251,759
Multiple Sclerosis	12,467	21,709	11,595
Other	568,364	530,874	463,054
Corporate	1,998	1,261	1,615

Total	$4,515,525	$4,605,039	$3,813,519

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE Q. SEGMENT INFORMATION (Continued)

	For the Years Ended December 31,
	2009	2008	2007
Depreciation and amortization expense:
Personalized Genetic Health	$55,128	$47,150	$40,776
Renal and Endocrinology	84,342	83,314	83,609
Biosurgery	87,007	76,327	71,512
Hematology and Oncology(2)	102,991	67,784	49,063
Multiple Sclerosis	2,207	592	388
Other	36,788	33,207	34,528
Corporate	87,901	66,290	58,320

Total	$456,364	$374,664	$338,196

Equity in income (loss) of equity method investments:
Personalized Genetic Health	$—	$185	$29,258
Renal and Endocrinology	—	—	(45)
Biosurgery	—	—	—
Hematology and Oncology	—	—	(21,101)
Multiple Sclerosis	—	—	—
Other	—	—	—
Corporate	—	16	(714)

Total	$—	$201	$7,398

Income (loss) before income taxes:
Personalized Genetic Health(1,3,4)	$909,882	$1,090,514	$1,169,371
Renal and Endocrinology(5)	453,322	261,992	297,458
Biosurgery	149,062	99,553	60,082
Hematology and Oncology(2)	(80,928)	(90,854)	(215,571)
Multiple Sclerosis(2)	(101,295)	(48,689)	(20,789)
Other(6)	36,738	34,529	33,797
Corporate(7)	(823,048)	(721,507)	(588,674)

Total	$543,733	$625,538	$735,674

(1)
Effective January 1, 2008, instead of sharing all costs and profits of Aldurazyme equally, we began to record all sales of Aldurazyme and began paying BioMarin a tiered payment ranging from approximately 39.5% to 50% of worldwide net product sales of Aldurazyme. Revenue for our Personalized Genetic Health reporting segment includes Aldurazyme revenue of $155.1 million for 2009 and $151.7 million for 2008.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE Q. SEGMENT INFORMATION (Continued)

(2)
The results of operations of acquired companies are included in segment results beginning on the date of acquisition. Significant acquisitions impacting our segment results above are:

Acquisition	Segment	Date Acquired
Acquisition from Bayer	Hematology and Oncology, Multiple Sclerosis	May 29, 2009
Bioenvision	Hematology and Oncology	October 23, 2007

  Includes:

  •
  $31.5 million of charges for our Hematology and Oncology segment and $34.1 million of charges for our Multiple Sclerosis segment, related to the contingent consideration expenses recorded in 2009. These charges related to the increase in fair value of the contingent consideration obligations recorded as a result of our acquisition from Bayer; and

  •
  $125.5 million of IPR&D charges recorded in 2007 related to our acquisition of Bioenvision.

(3)
Includes:

•
the impact of supply constraints for Cerezyme and Fabrazyme due to the temporary suspension of production at our Allston facility in June 2009;

•
a charge of $100.0 million recorded in July 2008 as a nonrefundable upfront license fee payment to PTC related to our collaboration agreement to develop and commercialize ataluren for the treatment of genetic diseases caused by nonsense mutations, including DMD, CF and hemophilia; and

•
a charge of $25.0 million recorded in June 2007 for an upfront payment made to Ceregene in connection with a collaboration agreement for the development and commercialization of CERE-120, a gene therapy product for the treatment of Parkinson's disease.

(4)
Includes a charge of $175.0 million recorded in June 2008 and a charge of $69.9 million recorded in February 2008 as license fee payments to Isis for exclusive, worldwide rights to mipomersen.

(5)
Includes charges of $130.0 million recorded in October 2008 for amounts accrued or paid to Osiris for nonrefundable upfront license fees related to our collaboration to develop and commercialize Prochymal and Chondrogen.

(6)
Includes a charge of $18.2 million recorded to research and development expense in our consolidated statements of operations in January 2009 for intellectual property we acquired from EXACT Sciences.

(7)
Loss before income taxes for Corporate includes our corporate, general and administrative and corporate science activities, all of the stock-based compensation expenses, as well as net gains on investments in equity securities, interest income, interest expense and other income and expense items that we do not specifically allocate to a particular reporting segment. Loss before income taxes for Corporate includes a charge of $64.0 million in 2007 for the settlement of the litigation related to the consolidation of our former tracking stocks.

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE Q. SEGMENT INFORMATION (Continued)

  Segment Assets

        We provide information concerning the assets of our reportable segments in the following table (amounts in thousands):

	December 31,
	2009	2008	2007
Segment Assets(1):
Personalized Genetic Health(2)	$1,525,602	$1,547,417	$1,167,557
Renal and Endocrinology	1,283,731	1,381,100	1,552,086
Biosurgery	509,064	497,813	458,239
Hematology and Oncology(3)	1,406,684	1,022,272	1,042,593
Multiple Sclerosis(3)	956,448	324,111	313,407
Other(4)	462,978	410,388	374,982
Corporate(3,4)	3,916,217	3,488,175	3,405,511

Total	$10,060,724	$8,671,276	$8,314,375

(1)
Assets for our five reporting segments and Other include primarily accounts receivable, inventory and certain fixed and intangible assets, including goodwill.

(2)
Effective January 1, 2008, in connection with the restructuring of BioMarin/Genzyme LLC, we licensed certain rights to commercialize Aldurazyme from the joint venture, and began consolidating the results of the joint venture at fair value. As of December 31, 2009, other intangible assets, net includes $240.2 million for the fair value of the joint venture's manufacturing and commercialization rights to Aldurazyme, offset by $(24.0) million of related amortization. Other noncurrent liabilities as of December 31, 2009, includes $216.2 million of additional net liabilities related to the fair value of these rights.

(3)
In May 2009, we acquired the worldwide rights to the oncology products Campath, Fludara and Leukine and alemtuzumab for MS from Bayer for $42.4 million of cash, net of refundable deposits, and $964.1 million of contingent consideration obligations. Total assets for the acquisition as of May 29, 2009, the date of acquisition, include (amounts in millions):

	Hematology and Oncology	Multiple Sclerosis	Amount
Inventory	$136.4	—	$136.4
Developed technology	261.4	—	261.4
IPR&D	—	632.9	632.9

Total	$397.8	$632.9	$1,030.7

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE Q. SEGMENT INFORMATION (Continued)

  In October 2007, we acquired Bioenvision for net consideration of $304.7 million. Total assets for the acquisition as of October 23, 2007, the date of acquisition, include (amounts in millions):

	Amount	Business Segment
Cash and cash equivalents	$45.2	Corporate
Goodwill and other intangible assets	257.7	Hematology and Oncology
Other tangible assets	13.0	Hematology and Oncology

Total	$315.9

(4)
Includes the assets related to our corporate, general and administrative operations, and corporate science activities that we do not allocate to a particular segment, including cash, cash equivalents, short- and long-term investments in debt securities, net property, plant and equipment and deferred tax assets.

Segment assets for Corporate consist of the following (amounts in thousands):

	December 31,
	2009	2008	2007
Cash, cash equivalents, short- and long-term investments in debt securities	$1,049,700	$973,691	$1,460,394
Deferred tax assets, net	555,242	457,342	260,005
Property, plant & equipment, net	1,787,054	1,524,442	1,240,992
Investments in equity securities	74,438	83,325	89,181
Other	449,783	449,375	354,939

Total	$3,916,217	$3,488,175	$3,405,511

Geographic Information

        We operate in the healthcare industry and we manufacture and market our products primarily in the United States and Europe. Our principal manufacturing facilities are located in the United States,

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE Q. SEGMENT INFORMATION (Continued)

England, Republic of Ireland, France and Belgium. The following tables contain certain financial information by geographic area (amounts in thousands):

	For the Years Ended December 31,
	2009	2008	2007
Revenues:
United States	$2,375,523	$2,259,086	$1,996,764
Europe	1,388,415	1,587,318	1,238,360
Other	751,587	758,635	578,395

Total	$4,515,525	$4,605,039	$3,813,519

	December 31,
	2009	2008	2007
Long-lived assets:
United States	$1,646,588	$1,374,708	$1,067,918
Europe	1,350,139	1,099,916	1,044,901
Other	23,928	11,429	11,644

Total	$3,020,655	$2,486,053	$2,124,463

        Our results of operations are dependent on sales of Cerezyme. Sales of this product represented 18% of our total revenue in 2009, 27% of our total revenue in 2008 and 30% of our total revenue in 2007. We manufacture Cerezyme at our Allston facility and perform certain fill-finish activities at our facility in Waterford, Ireland. We sell this product directly to physicians, hospitals and treatment centers as well as through unaffiliated distributors. Distributor sales of Cerezyme represented 15% of Cerezyme revenue in 2009, 15% in 2008 and 17% in 2007. We believe that our credit risk associated with trade receivables is mitigated as a result of the fact that this product is sold to a large number of customers over a broad geographic area.

        Sales of Renagel/Renvela, including sales of bulk sevelamer, represented 16% of our total revenue in 2009, 14% of our total revenue in 2008 and 16% of total revenue in 2007. A substantial portion of the sales of Renagel/Renvela are to wholesale distributors.

NOTE R. QUARTERLY RESULTS (Unaudited)

	1st Quarter 2009	2nd Quarter 2009	3rd Quarter 2009	4th Quarter 2009
	(Amounts in thousands, except per share amounts)
Total revenues	$1,148,871	$1,228,510	$1,057,514	$1,080,630
Gross profit(1)	842,931	870,595	696,715	698,866
Net income(2)	195,486	187,574	15,995	23,245
Net income per share:
Basic	$0.72	$0.69	$0.06	$0.09
Diluted	$0.70	$0.68	$0.06	$0.09

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE R. QUARTERLY RESULTS (Unaudited) (Continued)

	1st Quarter 2008	2nd Quarter 2008	3rd Quarter 2008	4th Quarter 2008
	(Amounts in thousands, except per share amounts)
Total revenues	$1,100,061	$1,171,134	$1,160,284	$1,173,560
Gross profit(3)	819,819	862,093	865,674	866,850
Net income(4)	145,271	69,564	119,596	86,650
Net income per share:
Basic	$0.54	$0.26	$0.44	$0.32
Diluted	$0.52	$0.25	$0.42	$0.31

(1)
Includes:

•
for the first quarter of 2009, a $9.2 million pre-tax charge ($7.2 million after tax) for the write off of Myozyme inventory costs related to incomplete production runs at our Belgium facility;

•
for the second quarter of 2009, a $24.1 million pre-tax charge ($17.9 million after tax) for the initial costs related to the remediation of our Allston facility and the write off of the Cerezyme work-in-process material;

•
for the third quarter of 2009, a $23.7 million pre-tax charge ($19.5 million after tax) for costs related to the remediation of our Allston facility; and

•
for the fourth quarter of 2009, a $20.9 million pre-tax charge ($15.2 million after tax) for manufacturing-related costs, including $10.1 million related to the remediation of our Allston facility and approximately $11 million of other manufacturing-related charges.

(2)
Includes:

•
for the first quarter of 2009, an $18.2 million pre-tax charge ($11.6 million after tax) for the acquisition of intellectual property from EXACT Sciences;

•
for the second quarter of 2009, a $24.2 pre-tax gain ($17.6 million after tax) on acquisition of business related to our acquisition from Bayer; and

•
for the third quarter of 2009, a $7.0 million pre-tax charge ($5.4 million after tax) for the acquisition of intellectual property from Targeted Genetics.

(3)
Includes:

•
for the fourth quarter of 2008, an $18.1 million pre-tax charge ($13.4 million after tax) for the write off of inventory associated with terminated production runs and validation costs associated with our Belgium facility that were incorrectly capitalized from January to September 2008.

(4)
Includes:

•
for the first quarter of 2008, a $69.9 million pre-tax charge ($56.5 million after tax) for a license fee we paid to Isis;

•
for the second quarter of 2008, a $175.0 million pre-tax charge ($141.3 million after tax) for an additional license fee paid to Isis;

GENZYME CORPORATION AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

NOTE R. QUARTERLY RESULTS (Unaudited) (Continued)

  •
  for the third quarter of 2008, a $100.0 million pre-tax charge ($91.3 million after tax) for a license fee we paid to PTC and $14.3 million of pre-tax charges ($10.6 million after tax) for net losses on investments in equity securities; and

  •
  for the fourth quarter of 2008, a $130.0 million pre-tax charge ($82.5 million after tax) for amounts accrued and paid to Osiris for a license fee and a $16.0 million pre-tax charge ($11.1 million after tax) for the license or purchase of certain intellectual property and technology relating to transactions with two third parties.

NOTE S. VALUATION AND QUALIFYING ACCOUNTS

        The following table provides information about our valuation and qualifying accounts for the years ended December 31, 2009, 2008 and 2007:

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Year ended December 31, 2009:
Accounts receivable allowances	$40,375,000	$18,705,000	$58,152,000	$47,338,000	$69,894,000
Rebates	$132,905,000	$—	$235,671,000	$234,574,000	$134,002,000
Year ended December 31, 2008:
Accounts receivable allowances	$40,287,000	$12,933,000	$14,071,000	$26,916,000	$40,375,000
Rebates	$90,437,000	$—	$203,333,000	$160,865,000	$132,905,000
Year ended December 31, 2007:
Accounts receivable allowances	$52,563,000	$9,664,000	$10,964,000	$32,904,000	$40,287,000
Rebates	$62,166,000	$—	$149,967,000	$121,696,000	$90,437,000

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  Exhibit 99